                                                                    EXHIBIT 10.1

           STOCK PURCHASE, REORGANIZATION AND JOINT VENTURE AGREEMENT

                                      AMONG

                                CTI GROUP, INC.,
                             CTI PET SYSTEMS, INC.,
                             Dr. Terry D. Douglass,
                                Dr. Ronald Nutt,
                              Michael C. Crabtree,
                                 J. Kelly Milam,

                                       and

                            SIEMENS GAMMASONICS, INC.

                                      INDEX

1.       Certain Definitions
         1.1                        Affiliate.............................................................    1
         1.2                        Assets................................................................    1
         1.3                        Beneficial Ownership..................................................    2
         1.4                        CPS Business..........................................................    2
         1.5                        CTI Common Stock......................................................    2
         1.6                        Cyclotron Common Stock................................................    2
         1.7                        Damages...............................................................    2
         1.8                        Encumbrance...........................................................    2
         1.9                        Exchange Act..........................................................    2
         1.10                       Financial Statements..................................................    2
         1.11                       Force Majeure.........................................................    3
         1.12                       Governmental Body.....................................................    3
         1.13                       Group Common Stock....................................................    3
         1.14                       Non-Siemens Group Shareholders........................................    3
         1.15                       Options to Acquire Group Common Stock.................................    3
         1.16                       Person................................................................    3
         1.17                       Phelps Agreement......................................................    3
         1.18                       SEC...................................................................    3
         1.19                       Securities Act........................................................    3
         1.20                       Taxes.................................................................    3

2.       Sale and Purchase of Group Shares................................................................    4

3.       Formation and Capitalization of CTI
         3.1                        Incorporation.........................................................    4
         3.2                        Exchange of Certain Group Shares for CTI Shares.......................    4
         3.3                        Acquisition of CTI Shares by Group....................................    4
         3.4                        Options to Acquire Group Shares.......................................    4
         3.5                        Distribution of CTI Common Stock by Group.............................    5
         3.6                        Shareholdings After Closing...........................................    5

4.       Closing
         4.1                        Management's Deliverables.............................................    5
         4.2                        Group's Deliverables..................................................    6
         4.3                        CPS's Deliverables....................................................    6
         4.4                        Siemens' Deliverables.................................................    6
         4.5                        Conditions to Siemens' Obligations at Closing.........................    7
         4.6                        Conditions to Obligations of Group, CPS and
                                           Management at Closing..........................................    9
         4.7                        Post-Closing Events...................................................   10

5.       Representations and Warranties of Group
         5.1                        Organization and Good Standing........................................    10
         5.2                        Capitalization........................................................    10
         5.3                        Corporate Authority...................................................    11
         5.4                        Compliance with Laws; Governmental Authorities........................    11
         5.5                        Financial Statements..................................................    11
         5.6                        Tax Matters...........................................................    12
         5.7                        Absence of Undisclosed or Contingent Liabilities......................    12
         5.8                        Absence of Certain Changes and Events.................................    12
         5.9                        Title to Properties; Absence of Liens and Encumbrances................    13
         5.10                       Patents, Trademarks and Know-How......................................    13
         5.11                       Litigation............................................................    13
         5.12                       Contracts.............................................................    14
         5.13                       Officers and Employees................................................    14
         5.14                       Full Disclosure.......................................................    14
         5.15                       Fully Paid Nonassessable Common Stock.................................    14
         5.16                       Continuation of Business..............................................    14
         5.17                       No Brokerage Fees.....................................................    15
         5.18                       Insurance.............................................................    15
         5.19                       Energy Supplies, Raw Materials and Components.........................    15
         5.20                       FDA Matters; No Recalls...............................................    15
         5.21                       Employee Benefit Plans................................................    15
         5.22                       Consents..............................................................    15
         5.23                       Accounts Receivable...................................................    16
         5.24                       Inventory.............................................................    16
         5.25                       Books and Records.....................................................    16
         5.26                       Labor Relations.......................................................    16
         5.27                       Environmental Compliance..............................................    17
         5.28                       Employee Occupational Hazard and Other Claims.........................    17
         5.29                       Condition of Facilities/Sites and No Reportable Incidents.............    17

6.       Representations and Warranties of Management
         6.1                        Compliance with Laws; Governmental Authorities........................    17
         6.2                        Absence of Undisclosed or Contingent Liabilities......................    17
         6.3                        Absence of Certain Changes and Events.................................    18
         6.4                        Litigation............................................................    18
         6.5                        Officers and Employees................................................    19
         6.6                        FDA Matters; No Recall................................................    19
         6.7                        Environmental Compliance..............................................    19
         6.8                        Employee Occupational Hazard and Other Claims.........................    19
         6.9                        Condition of Facilities/Sites and No Reportable Incidents.............    19

7.       Relationship of the Parties......................................................................    20

8.       Representations and Warranties of Siemens
         8.1                        Organization and Good Standing........................................    20
         8.2                        Corporate Authority...................................................    20
         8.3                        No Brokerage Fees.....................................................    21
         8.4                        Intent................................................................    21
         8.5                        Receipt of Information................................................    21
         8.6                        Consents..............................................................    21

9.       Covenants of Group
         9.1                        Financial Statements..................................................    21

10.      Covenants of CPS
         10.1                       FDA Approval..........................................................    22
         10.2                       Components............................................................    22

11.      Covenants of Management
         11.1                       Voting................................................................    22
         11.2                       Management of CPS.....................................................    22
         11.3                       Non-Competition.......................................................    22
         11.4                       Non-Competition by CTI................................................    23
         11.5                       Conduct of Business...................................................    23

12.      Covenants of Siemens
         12.1                       Future Capitalization of CTI..........................................    23
         12.2                       Non-Competition.......................................................    24
         12.3                       Amendment of Stockholders' Agreement..................................    24

13.      Management of Group
         13.1                       Election of Directors.................................................    24
         13.2                       Voting Policy.........................................................    24
         13.3                       Research and Development..............................................    24
         13.4                       Officers of Group.....................................................    24
         13.5                       Stockholder Votes.....................................................    25
         13.6                       Material Board Decisions..............................................    25
         13.7                       Resolution of Impasse.................................................    26
         13.8                       CTI Board.............................................................    26
         13.9                       Additional Capital....................................................    27
         13.10                      Intercompany Transfers................................................    27
         13.11                      Business Plan.........................................................    27
         13.12                      Distribution Agreement................................................    27

14.      Additional Purchase and Sale Rights
         14.1                       Siemens' Additional Purchase Rights...................................    28
         14.2                       CTI's Additional Sale Rights..........................................    28
         14.3                       Purchase and Sale in Event of Default.................................    29

15.      Stock Transfer Restriction and Right of First Refusal............................................    30

16.      Sale of CTI Common Stock by Management...........................................................    31

17.      Specific Performance       ......................................................................    31

18.      Dispute Resolution         ......................................................................    31

19.      Product Liability          ......................................................................    32

20.      Pension and Employee Benefit Matters.............................................................    32

21.      Termination of this Agreement
         21.1                       Termination...........................................................    32
         21.2                       Effect of Termination.................................................    33

22.      Miscellaneous
         22.1                       Expenses..............................................................    33
         22.2                       Successors; Assignment................................................    33
         22.3                       Entire Agreement; Amendment...........................................    33
         22.4                       Survival of Representations, Warranties and Covenants;
                                         Indemnification..................................................    33
         22.5                       Notices...............................................................    35
         22.6                       Applicable Law........................................................    35
         22.7                       Counterparts; Headings................................................    35
         22.8                       Confidential Information..............................................    36
         22.9                       Publicity.............................................................    37
         22.10                      Invalidity............................................................    37
         22.11                      Waiver................................................................    37

                                LIST OF EXHIBITS

      Exhibit No.                   Description
      -----------                   -----------
         1.2                        Assets of CPS and Group
         3.1                        Charter of CTI, Inc.
         3.3(a)                     CTI Administrative Personnel
         3.3(b)                     Amendment of Phelps Agreement
         3.4                        Basis of Exchange of Options
         3.6                        CTI Shareholder Agreement
         4.1(a)                     Stock Purchase Agreement
         4.1(c)                     Opinion of Counsel to Management
         4.2(b)                     Option Exchange Agreement
         4.2(c)                     Opinion of Counsel to Group
         4.4(d)                     Opinion of Counsel to Siemens
         4.5(i)(2)                  List of Consultants' Agreements Assignments
         4.5(i)(3)                  Background Rights to be Assigned by CCS to CPS
         4.5(i)(6)                  Amendment to Phelps Consulting Agreement
         4.5(j)                     Amendment of OEM Exclusive Distribution Rights Agreement
         4.5(m)(1)                  Technical Service Agreement
         4.5(m)(2)                  Administrative Service Agreement
         5.1(a)                     CTI Group, Inc. Charter and Bylaws
         5.1(b)                     CPS Charter and Bylaws
         5.2(a)                     List of Shareholders of CTI Group, Inc.
         5.2(b)                     Exceptions to CTI Representations Regarding Capitalization of Group and CPS
         5.3                        Exceptions to CTI Representations Regarding Corporation Authority of Group and CPS
         5.4                        Exceptions to CTI Representations Regarding Compliance
         5.8                        Exceptions to CTI Representations Regarding Absence of Changes
         5.9                        Exceptions to CTI Representations Regarding Title
         5.10                       Group and CPS Patents, Trademarks and Know-how
         5.12                       Group and CPS Contracts
         5.20                       Exceptions to CTI Representations Regarding FDA Matters
         5.21                       Group and CPS Benefit Plans and Arrangements
         5.29                       Material Documents Regarding Nuclear and Environment Incidents
         8.1                        Certificate of Incorporation and Bylaws of Siemens Gammasonics, Inc.
         11.2                       Management Function Descriptions and Employment Contracts
         12.3                       Amendment of Stock Purchase and Stockholders' Agreement
         13.4(b)                    Officers of Group
         13.4(c)                    Responsibilities of CFO
         13.4(d)                    Officers Positions Subject to Siemens Designation
         13.10                      Transfer Prices
         13.11                      CPS Five-Year Business Plan
         14.1                       Siemens Minima Plus 20% Plan

           STOCK PURCHASE, REORGANIZATION AND JOINT VENTURE AGREEMENT

         This STOCK PURCHASE, REORGANIZATION AND JOINT VENTURE AGREEMENT (this "Agreement") is made and entered into as of the 9th day of December, 1987, by and among CTI GROUP, INC., a Tennessee corporation with its principal office in Knoxville, Tennessee (hereinafter referred to as "Group"), CTI PET SYSTEMS, INC., a Tennessee corporation with its principal office in Knoxville, Tennessee (hereinafter referred to as "CPS"), DR. TERRY D. DOUGLASS, DR. RONALD NUTT, MICHAEL C. CRABTREE and J. KELLY MILAM (hereinafter referred to collectively as "Management" and individually as "Management Person"), and SIEMENS GAMMASONICS, INC., a Delaware corporation with its principal office in Des Plaines, Illinois (hereinafter referred to as "Siemens").

                                   WITNESSETH:

         WHEREAS, CPS is engaged in the CPS Business (as hereinafter defined) and is a wholly-owned subsidiary of Group; and

         WHEREAS, Siemens wishes to purchase and acquire, and the Non-Siemens Group Shareholders (as hereinafter defined) are willing to sell, sufficient Group Common Stock to Siemens so that Siemens (and its Affiliate Siemens Capital Corporation) holds 49.9% of total outstanding Group Common Stock and thereafter to operate Group as a joint venture company upon the terms and conditions set forth herein; and

         WHEREAS, it is the intention and desire of the parties hereto to provide for certain rights and obligations pertaining to Siemens' purchase of Group Common Stock.

         NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions set forth herein, the parties agree as follows:

1. CERTAIN DEFINITIONS. The following terms whenever used in this Agreement, shall have the meanings ascribed below. Other terms defined in the body of this Agreement shall have the meanings assigned therein.

1.1 "Affiliate" shall mean, with respect to a specified Person, a Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person, but shall not include any Person less than fifty percent (50%) of the ordinary voting power of which is not directly or indirectly held by the specified Person and its other Affiliates unless such specified Person and its other Affiliates control a majority of the board of directors or other governing body thereof.

1.2 "Assets" shall mean the assets, properties and business of Group and CPS, whether tangible or intangible, wherever located, including, without limitation, all real estate and improvements thereon, buildings, storage facilities, loading and transshipment facilities, manufacturing and other production equipment, furniture, fixtures, trucks, automobiles and other vehicles normally used in connection therewith (either on or off the premises), instruments, research and development equipment, data processing equipment, communications equipment, construction in process, leasehold improvements, the contracts (as defined below), all sales and promotional literature, files and data, intellectual property rights, processes, formulations, know-how, trade secrets and business as a going concern and good will. "Assets" includes without limitation all items listed in Exhibit 1.2 attached hereto.

1.3 "Beneficial Ownership" or any derivative or variant thereof shall have the meaning ascribed to it in Rule 13d-3 promulgated under the Exchange Act.

1.4 "CPS Business" shall mean the business conducted by CPS in developing, acquiring, manufacturing, assembling, selling and distributing the following products:

         (a) Cyclotrons and RDS products (as described in Exhibit 4.5(j) hereto) for primary use in clinical positron emission tomography systems, including gamma-emitter capability with maximum energy of 20 MeV (or such higher levels as may be or in the future become desirable in the positron emission tomography business);

         (b)      Probes for the detection of positron emitters;

         (c) Other generator systems producing positron emitters, including infusion pumps;

         (d) Planar cameras dedicated for coincidence detection of positron emitters; and

         (e) Ring tomographs (emission computerized axial tomograph image devices) and other positron image devices.

1.5 "CTI Common Stock" shall mean the shares of voting common stock of CTI, Inc., a Tennessee corporation, par value $.01 per share. Where appropriate, all references to CTI Common Stock shall be deemed to include all subscription rights, options or warrants to purchase CTI Common Stock, all securities convertible into, or exchangeable for, such CTI Common Stock and all securities entitled to vote in the same manner and under the same circumstances as such CTI Common Stock.

1.6 "Cyclotron Common Stock" shall mean the shares of no par value voting common stock of CTI Cyclotron Systems, Inc., a California corporation. Where appropriate, all references to Cyclotron Common Stock shall be deemed to include all subscription rights, options or warrants to purchase Cyclotron Common Stock, all securities convertible into, or exchangeable for, such Cyclotron Common Stock and all securities entitled to vote in the same manner and under the same circumstances as such Cyclotron Common Stock.

1.7 "Damages" shall mean any loss, liability, damages (excluding indirect, consequential and incidental damages) and expense (including, without limitation, costs of investigation and defense and reasonable attorneys' fees).

1.8 "Encumbrance" shall mean any security interest, mortgage, lien, pledge, charge or restriction of any kind with respect to any property, including, without limitation, any material restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership of such property.

1.9 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

1.10 "Financial Statements" shall have the meaning set forth in Section 5.5 below.

1.11 "Force Majeure" shall mean any unforeseen event or condition, not existing as of the date of this Agreement and not reasonably within the control of the affected party or any of its Affiliates, which prevents, in whole or in part, the performance by the party of its material obligations hereunder, including, without limiting the generality of the foregoing, acts of state or governmental action, riots, war, acts of terrorism, sabotage, strikes, lockouts, prolonged shortage of energy supplies, fire, flood, hurricanes, earthquakes, lightning and explosion.

1.12 "Governmental Body" shall mean any United States or foreign national, state, municipal or other local government or multinational body (including, without limitation, the European Economic Community), any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, marketing, importing or other governmental or quasi-governmental authority.

1.13 "Group Common Stock" shall mean the shares of voting common stock of Group, par value $.01 per share. Where appropriate, all references to Group Common Stock shall be deemed to include all subscription rights, options or warrants to purchase Group Common Stock, all securities convertible into, or exchangeable for, such Group Common Stock and all securities entitled to vote in the same manner and under the same circumstances as such Group Common Stock.

1.14 "Non-Siemens Group Shareholders" shall mean all of the shareholders of Group other than Siemens Capital Corporation.

1.15 "Options to Acquire Group Common Stock" shall mean options to acquire shares of Group Common Stock granted to employees of CPS (formerly named Computer Technology and Imaging, Inc.) and Group pursuant to the Incentive Stock Option Plans and Optional Bonus Plans for Key Employees of those corporations.

1.16 "Person" shall mean an individual, a corporation, a partnership, an association, a joint company, a joint venture, an unincorporated organization, a trust or other entity, including, without limitation, any employee pension, profit sharing and other benefit plans and trusts.

1.17     "Phelps Agreement" shall mean the License Agreement between Dr. Michael
         E. Phelps and CPS dated January 1, 1985, regarding know-how (as defined therein) for the production of emission computerized axial tomograph systems. The rights of Phelps under the said License Agreement were assigned by Phelps to Group pursuant to that certain Stock Purchase and Technology Transfer Agreement between them dated April 7, 1987.

1.18     "SEC" shall mean the Securities and Exchange Commission.

1.19     "Securities Act" shall mean the Securities Act of 1933, as amended.

1.20 "Taxes" shall include all taxes, charges, levies, fees, interest, penalties, additions to tax or other assessments including, but not limited to, income, excise, property, sales, use, payroll, value added and franchise taxes and customs duties, imposed by any Governmental Body and any payments with respect thereto required under any tax sharing agreement.

2. SALE AND PURCHASE OF GROUP SHARES. On the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements herein set forth, Management shall cause the Non-Siemens Group Shareholders to sell to Siemens, and Siemens hereby agrees to purchase from the Non-Siemens Group Shareholders a sufficient number of the shares of Group Common Stock issued and outstanding as of the Closing (as hereinafter defined) to give Siemens, when combined with the shares of Group Common Stock held by Siemens' Affiliate Siemens Capital Corporation forty-nine and nine-tenths percent (49.9%) of the then issued and outstanding Group Common Stock, for an aggregate purchase price of $30 million (the "Purchase Price") plus interest thereon from the date hereof to the Closing Date at a rate equal to the one-month certificate of deposit rate published in the Wall Street Journal on the date hereof.

3.       FORMATION AND CAPITALIZATION OF CTI.

3.1 Incorporation. Prior to or contemporaneously with the Closing (as defined hereinbelow), Management shall cause to be formed a Tennessee corporation to be called CTI, Inc. ("CTI"). The authorized capitalization of CTI shall consist of ten million (10,000,000) shares of voting common stock having a par value of one cent ($.01) per share. The charter and bylaws of CTI shall be substantially in the form of
         Exhibit 3.1 attached hereto.

3.2 Exchange of Certain Group Shares for CTI Shares. At the Closing, Management shall cause the Non-Siemens Group Shareholders to exchange all of their remaining Group Common Stock, after the purchase and sale provided for in Section 2 above, for CTI Common Stock, on the basis of one share of CTI Common Stock for each share of Group Common Stock.

3.3 Acquisition of CTI Shares by Group. At the Closing, Group shall transfer, assign and set over to CTI all of its Cyclotron Common Stock and its right to payment pursuant to Section 3(a)(iii) of the Phelps Agreement in exchange for seven and seventy-one-hundredths percent (7.71%) of the CTI Common Stock under the terms of an agreement in substantially the same form as the Stock Purchase and Stockholders' Agreement among Computer Technology and Imaging, Inc., Dr. Terry Dean Douglass, Dr. Ronald Nutt, Michael Callann Crabtree, James Kelly Milam and Siemens Capital Corporation, dated April 22, 1985, under which agreement Group may transfer CTI Common Stock to Siemens with the rights under the agreement applying to Siemens and Group thereafter. Prior to or simultaneously with the Closing, Group will use its best efforts to cause the transfer of the personnel listed on Exhibit 3.3(a) to CTI. In connection with such assignments, Section 3(a)(iii) of the Phelps Agreement and the rights and duties of Group and CTI shall be amended to provide for a two percent (2%) Management and Technology Fee on CPS sales (net of returns and allowances) of ECAT and RDS systems payable through December 31, 1994 (excluding (a) any sales to CTI or its Affiliates and (b) any sales of services, parts or accessories) to CTI in lieu of the two and five-tenths percent (2.5%) payment presently being made by CPS to Group for ECAT scanner sales by CPS, as set forth on Exhibit 3.3(b) hereto.

3.4 Options to Acquire Group Shares. Upon the Closing, the formation of CTI and the exchange by the Non-Siemens Group Shareholders of Group Common Stock for CTI Common Stock, all of the outstanding Options to Acquire Group Common Stock shall be exchanged for options to acquire CTI Common Stock on the basis set forth on Exhibit 3.4 hereto.

3.5 Distribution of CTI Common Stock by Group. Upon the Closing and the acquisition of CTI Common Stock by Group provided for in Section 3.3 above, Group shall distribute all of its CTI Common Stock to its shareholders on a pro rata basis. The CTI Common Stock distributed to CTI as part thereof shall be cancelled by CTI.

3.6 Shareholdings After Closing. After the Closing, as a result of the transactions described hereinabove, the issued and outstanding shares of Group and CTI shall be held as follows:

                                                             Percentage
                                     Shareholder         of Outstanding Shares
                                     -----------         ---------------------
         Group                       CTI                       50.1%
                                     Siemens                   49.9%
         CTI                         Non-Siemens                 96%
                                     Siemens                      4%

         Neither Siemens nor any other shareholder of CTI other than Siemens shall have any special rights with respect to the purchase, sale or registration of their CTI Common Stock except as expressly set forth in this Agreement, the Charter of CTI, the stock purchase and shareholders' agreement referenced in Section 3.3 between Siemens and CTI or an agreement or agreements entered into hereafter. Each CTI Shareholder, including Management but excluding Group and Siemens, shall execute and deliver to CTI a Shareholder Agreement in substantially the form of Exhibit 3.6 hereto.

4. CLOSING. The closing of the sale and purchase of shares of the Group Common Stock described herein (the "Closing") shall take place at the offices of Siemens Capital Corporation, 767 Fifth Avenue, New York, New York 10153 on January 5, 1988 or on a date thereafter (the "Closing Date") to be agreed to by the parties to occur within ten (10) days after the parties obtain the required approvals of the United States Department of Justice and Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act and the Bundeskartellamt of the Federal Republic of Germany, which approvals the parties agree to pursue promptly and diligently.

4.1      Management's Deliverables. At the Closing, Management shall deliver to
         Siemens:

         (a) Stock purchase agreements with the Non-Siemens Group Shareholders, in substantially the form attached hereto as
                  Exhibit 4.1(a) providing for the sale to Siemens of Group Common Stock as provided in Section 2 above.

         (b) Certificates evidencing the Group Common Stock being sold and purchased hereunder.

         (c) The written opinion of counsel to Management in substantially the form set forth in Exhibit 4.1(c) attached hereto.

         (d) The representations and warranties of Management made hereunder shall be true in all material respects as of the Closing; Management shall have performed and complied in all respects with all of their undertakings and agreements required by this Agreement to be performed and complied with by Management prior to the Closing; and Siemens shall have been furnished with certificates of Management, dated the Closing Date, certifying to that effect.

4.2      Group's Deliverables.  At the Closing, Group shall deliver to Siemens:

         (a) A certified copy of resolutions duly adopted by the Board of Directors of Group approving the execution, delivery and performance of this Agreement and the issuance and delivery of the Group Common Stock being sold hereunder and of all other corporate action necessary or proper to enable Group to comply with the terms hereof.

         (b) Agreements by the holders of all of the outstanding Options to Acquire Group Common Stock to exchange such Options for options to acquire CTI Common Stock on the basis set forth on
                  Exhibit 4.2(b) hereto.

         (c) The written opinion of Baker, Worthington, Crossley, Stansberry & Woolf, counsel to Group, in substantially the form set forth in Exhibit 4.2(c) hereto.

         (d) The representations and warranties of Group made hereunder shall be true in all material respects as of the Closing; Group shall have performed and complied in all respects with all of their undertakings and agreements required by this Agreement to be performed and complied with by Group prior to the Closing; and Siemens shall have been furnished with certificates of Group, dated the Closing Date, certifying to that effect.

4.3 CPS's Deliverables. At the Closing, CPS shall deliver to Siemens the amendment of the OEM Exclusive Distribution Rights Agreement between CPS and Siemens referred to in Section 13.12 hereof.

4.4 Siemens' Deliverables. At the Closing, Siemens shall deliver to CPS, Group or Management, as appropriate:

         (a) The aggregate purchase price for the Group Common Stock being purchased and sold hereunder, of thirty million dollars ($30,000,000), plus interest thereon as provided in Section 2, paid by wire transfer or cashier's or certified check.

         (b) A certified copy of resolutions duly adopted by Siemens' Board of Directors approving the execution, delivery and performance of this Agreement and of all other corporate action necessary or proper to enable Siemens to comply with the terms hereof.

         (c) The amendment of the OEM Exclusive Distribution Rights Agreement between CPS and Siemens referred to in Section 13.12 hereof.

         (d) The written opinion of Walter G. Gans, counsel to Siemens, in substantially the form set forth in Exhibit 4.4(d) hereto.

         (e) The amendment of the Stock Purchase and Stockholders' Agreement referred to in Section 12.3 hereof.

4.5      Conditions to Siemens' Obligations at Closing.

         (a) The Group Common Stock. The legality of the sale of the Group Common Stock to be sold at the Closing and the validity and form of the certificate(s) representing such shares, all other instruments relating to the sale and delivery of such Group Common Stock and all corporate and other proceedings taken on or prior to the Closing by CTI, Group, CPS and Management, in connection with the performance of this Agreement, shall be satisfactory to Siemens and its counsel, and Siemens and its counsel shall have received from CTI, Group, CPS and Management copies of all such documents or other evidence as Siemens or said counsel may reasonably request in order to establish the effective consummation of such transactions and the taking of all corporate and governmental proceedings in connection therewith, in form (as to certification and otherwise) and substance satisfactory to Siemens and said counsel.

         (b) All Representations True. All representations and warranties of Management and CTI contained in this Agreement shall be true and correct on and as of the Closing Date.

         (c) Action by Boards of Directors. Except as provided in this Agreement, the Charters and the Bylaws of Group and CPS as in effect on the date of this Agreement shall not have been further amended, modified or supplemented in any respect; no resolution shall have been adopted by the shareholders or the Boards of Directors of Group or CPS which would have any material effect upon the rights of Siemens; and Group and CPS shall have delivered to Siemens such certificates of public officials as Siemens and its counsel shall reasonably require to confirm the fulfillment of this condition.

         (d) Performance. CTI, Group, CPS and Management shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with on their parts prior to or on the Closing and shall not be in default in the performance or observance of any of the terms, covenants or conditions of this Agreement.

         (e) Proceedings. All corporate and other proceedings to be taken by CTI, Group, CPS and Management in connection with the transactions contemplated by this Agreement, and all documents incidental thereto shall be satisfactory in form and substance to Siemens and its counsel; and Siemens and its counsel shall have received all such counterpart originals or certified or other copies of all documents as Siemens and its counsel may reasonably request in connection with said transactions and all proceedings taken in connection therewith.

         (f) Financial Statements. Siemens shall have received audited financial statements of CPS dated as of December 31, 1986, and unaudited financial statements of Group and CPS as of dates after December 31, 1986 through the Closing Date, that are produced in the ordinary course of business on a consistent basis, but not less than once per quarter (but, with respect to Group, after April 7, 1987 only); all certified by the chief financial officers of Group and CPS, respectively. There shall have been no material adverse change in the financial condition or the business of CPS since December 31, 1986, or Group since April 7, 1987.

         (g) Officers' Certificates. Siemens shall have received Officers' Certificates executed by officers of CPS and Group, dated the Closing Date and satisfactory in form and substance to Siemens and its counsel, confirming the representations and warranties made by CPS and Group hereunder.

         (h) Board Approval. As of the Closing, Management and the Boards of Directors of CTI, CPS and Group shall have duly authorized the execution, delivery and performance of this Agreement.

         (i)      Intellectual Property Matters.

                  (1) CPS Assets in CCS. Siemens shall have received a copy of an assignment from CTI Cyclotron Systems, Inc. ("CCS") to CPS in form reasonably satisfactory to Siemens of design and technology for the RDS 112, dated at or prior to the Closing Date.

                  (2) Consulting Agreements. CPS and CCS shall use best efforts to obtain assignment agreements executed by consultants to CTI and CPS and third parties, including those listed on Exhibit 4.5(1)(2) attached hereto, dated at or prior to the Closing Date and satisfactory in form and substance to Siemens and its counsel, assigning the results, including intellectual property rights developed pursuant to consulting, development and technology transfer agreements or arrangements with CPS or CCS, as the case may be, to CPS or CCS, respectively, and Siemens shall be provided copies of such assignment agreements.

                  (3) Patent and Know-How License. Siemens shall have received a patent and know-how license from CCS to CPS with respect to the background rights of CCS used or useful by CPS in the CPS Business, including those identified more specifically in Exhibit 4.5(i)(3) attached hereto, dated at or prior to the Closing Date and satisfactory in form and substance to Siemens and its counsel.

                  (4) Software Licenses. Siemens shall have received copies of properly executed licenses and/or sublicenses from CPS' suppliers, including that from Gould, Inc., necessary for CPS to copy, distribute and/or transfer all software and firmware contained in CPS's PET scanners and RDS 112 products (including all such software and firmware which has been modified and/or embedded within the written code for such products), dated at or prior to the Closing Date and satisfactory in form and substance to Siemens and its counsel, or proof satisfactory to Siemens that such licenses or sublicenses are not necessary to the continued operation of the CPS Business.

                  (5) Phelps Assignment. Group shall have received a Final Assignment and Bill of Sale transferring the RDS Know-how and Consulting Results under consulting agreements to Group executed by Michael E. Phelps dated at or prior to the Closing Date and satisfactory in form and substance to Siemens and its counsel. "RDS Know-how" shall mean any and all documents, models and design and technical information, data, drawings, plans, flow charts, specifications, formulations and reports and, in addition, all other general and specific knowledge, experience, techniques and information, whether in written form or not, necessary for the manufacture, assembly, sale, application and operation of RDS systems, excluding any such know-how with respect to which Phelps does not have rights or ownership or control or the right to grant a license. "Consulting Results" shall mean all ideas, inventions, improvements, know-how, creations, materials, works, writings, reports, publications and information collected, assembled, conceived, suggested, originated, developed, constructed, rendered or provided by Phelps under such consulting agreements, including the intellectual property rights therein.

                  (6) Phelps Consulting Agreement. Siemens shall have received a properly executed amendment to the Consulting Agreement between Michael E. Phelps and Group, dated April 7, 1987, dated at or prior to the Closing Date in substantially the same form as that attached hereto as Exhibit 4.5(i)(6).

         (j) Distribution Agreement Amendment. Siemens shall have received a properly executed Amendment to the OEM Exclusive Distribution Rights Agreement among Computer Technology and Imaging, Inc., Siemens, Dr. Terry Dean Douglass, Dr. Ronald Nutt, Michael Callann Crabtree and James Kelly Milam dated as of May 20, 1986, dated at or prior to the Closing Date, in substantially the same form as that attached hereto as Exhibit 4.5(j).

         (k) Employment Agreements. Siemens shall have received copies of properly executed employment agreements with each of the Management Persons, in substantially the same form as that attached hereto as Exhibit 11.2, dated at or prior to the Closing Date.

         (l) CTI Warranties. Management shall have caused CTI to execute and Siemens shall have received certified copies of resolutions of the Board of Directors of CTI undertaking to assume (1) the representations and warranties contained in
                  Section 5 hereof and (2) the expenses referenced at Section
                  22.1 hereof, dated at or prior to the Closing Date, in form and substance reasonably satisfactory to counsel for Siemens.

         (m) Service Agreements. Siemens shall have received a properly executed Technical Service Agreement among CTI, CTI Cyclotron Systems, Inc., CPS and Siemens, and a properly executed Administrative Service Agreement between CTI and CPS, both dated at or prior to the Closing Date, in substantially the form as that attached hereto as Exhibits 4.5(m)(1) and 4.5(m)(2).

4.6 Conditions to the Obligations of Group, CPS, Management and the Non-Siemens Shareholders at Closing.

         (a) All Representations True. The representations and warranties made by Siemens contained in this Agreement shall be true on and as of the Closing Date.

         (b) Performance. Siemens shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed by it.

         (c) Proceedings. All corporate and other proceedings of Siemens required by law and otherwise in connection with the performance of this Agreement, and all documents incident thereto, shall have been performed or executed.

         (d) Board Approval. As of the closing, the Board of Directors of Siemens shall have duly authorized the execution, delivery and performance of this Agreement and the purchase of the Group Common Stock being sold hereunder.

4.7 Post-Closing Events. Management agrees to vote and to cause CTI at the Closing to enter into an agreement to vote in favor of a merger of Group and CPS at such time as Siemens deems it appropriate. Upon the occurrence of such merger, this Agreement shall continue in full force and effect and all agreements, covenants and other obligations of Group hereunder shall be agreements, covenants and obligations of CPS.

5. REPRESENTATIONS AND WARRANTIES OF CTI. Management hereby covenants and agrees that it will cause CTI at the Closing to enter into an agreement representing and warranting to Siemens as follows:

5.1 Organization and Good Standing of Group and CPS. Group is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. Copies of Group's Charter and all amendments thereto effected prior to the date hereof and the Bylaws of Group as amended to the date hereof, both certified to be correct by the Secretary of Group, are attached hereto as Exhibit 5.1(a) and are complete and correct as at the date hereof. CPS is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. Copies of CPS's Charter and all Amendments thereto effected prior to the date hereof and the Bylaws of CPS as amended to the date hereof, both certified to be correct by the Secretary of CPS, are attached hereto as
         Exhibit 5.1(b) and are complete and correct as at the date hereof.

5.2 Capitalization, Title to Group and CPS Common Stock. The authorized capital stock of Group consists of ten million (10,000,000) shares of Group Common Stock having a par value of One Cent ($.01) per share, of which as of October 1, 1987, six million six hundred fifty-nine thousand nine hundred ninety (6,659,990) shares were issued and outstanding. Attached hereto as Exhibit 5.2(a) is a list of the shareholders of Group and the number of shares held by each as of the date hereof. To the knowledge of CTI and according to the stock record of Group, each Non-Siemens Group Shareholder is the true and lawful owner of the amount of Group Common Stock set forth opposite his name in Exhibit 5.2(a), free of any Encumbrances and has the legal right, power and authority to sell such Group Common Stock to Siemens. Except as set forth in Exhibit 5.2(b) hereto, Group has no obligation to issue any additional shares of Group Common Stock or any other form of capital stock of Group or any securities convertible into or exchangeable for, or giving any person the right to acquire from Group and shares of Group Common Stock or any other form of capital stock of Group. There are no outstanding rights, options, warrants, calls, commitments, contracts or agreements for the purchase from or sale by Group of any shares of its capital stock, except as set forth in this Section 5.2 and in Exhibit 5.2(b). The authorized capital stock of CPS consists of ten million (10,000,000) shares of common stock having a par value of One Cent ($.01) per share, of which as of October 1, 1987 one million four hundred eighty-three thousand fifty-eight (1,483,058) shares were issued and outstanding, all of which are held by Group. CPS has no obligation to issue any additional shares of its common stock or any other form of capital stock of CPS or any securities convertible into or exchangeable for, or giving any person the right to acquire from CPS any shares of CPS common stock or any other form of capital stock of CPS. There are no outstanding rights, options, warrants, calls, commitments, contracts or agreements for the purchase from or sale by CPS of any shares of its capital stock.

5.3 Corporate Authority. The Board of Directors of Group and CPS have duly authorized the execution, delivery and performance of this Agreement and have duly authorized the transfer and delivery of the Group Common Stock being sold by the Non-Siemens Group Shareholders hereunder and pursuant to the individual Stock Purchase Agreement as referred to in
         Section 4.1(a); no other corporate proceedings on the part of Group or CPS are necessary to authorize this Agreement and the issuance and delivery of the Group Common Stock being sold hereunder. Except as set forth in Exhibit 5.3 hereto, neither the execution, delivery or performance of this Agreement nor the issuance and delivery of the Group Common Stock being sold hereunder, nor compliance with, nor fulfillment of, the terms and provisions of this Agreement does or will
         (a) violate or conflict with, or result in, any breach of any of the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would become a default) under the Charter or Bylaws of either Group or CPS, or any agreement, indenture, lease, mortgage or other instrument to which either it is a party or by which it is bound, (b) require any affirmative approval, consent, authorization or other order or action of any court, governmental authority or regulatory body or of any creditor of either Group or CPS, (c) result in any material violation of any provision of any law, rule, regulation or any court order, judgment, writ, injunction, decree or arbitration award or determination, or (d) give any party with rights under any such instrument, agreement, mortgage, judgment, order, award, decree or other restriction the right to terminate, modify or otherwise change the rights or obligations of either Group or CPS. Each of Group and CPS has full power and authority to do and perform all acts and things required to be done by it under this Agreement. This Agreement, when duly executed and delivered by Group or CPS, as the case may be, constitutes a legal, valid, binding and enforceable agreement of Group or CPS, respectively.

5.4      Compliance with Laws; Governmental Authorities. Except as set forth in
         Exhibit 5.4 attached hereto, each of Group and CPS has complied in all material respects with any and all applicable statutes, orders, rules and regulations promulgated by governmental authorities relating in any material respect to the financial conditions, business, operations or prospects of Group and CPS and neither Group nor CPS has received any notice of alleged violation of any such statute, order, rule or regulation. Except as set forth in Exhibit 5.4 hereto, neither Group nor CPS is required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the issuance and delivery of the Group Common Stock being sold hereunder.

5.5 Financial Statements. Group has delivered and disclosed to Siemens audited consolidated financial statements dated December 31, 1986 and unaudited consolidated financial statements for the quarters ended March 31, 1987 for CPS, together with unaudited consolidated financial statements for the quarters ended June 30, 1987 and September 30, 1987 for each of Group and CPS (hereinafter referred to as the "Group Financial Statements" and the "CPS Financial Statements", respectively, and collectively hereinafter referred to as the "Financial Statements"). Such Financial Statements (a) are true, correct and complete, (b) fairly present the financial condition, assets and liabilities of Group and CPS, as the case may be, and their subsidiaries as of such date and the results of its operations for such periods, (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and (d) are certified by the Chief Financial Officer of Group and CPS, respectively.

5.6 Tax Matters. Each of Group and CPS has duly filed all United States, Tennessee and California returns with respect to Taxes which it has been and is by law required to file. The provisions made for taxes on the Financial Statements as of September 30, 1987, are sufficient for the payment of all federal, state, county, local and foreign taxes of Group and CPS accrued and unpaid at that date, whether or not disputed. Neither Group nor CPS is aware of any additional taxes, interest or penalties alleged to be due or owing.

5.7 Absence of Undisclosed or Contingent Liabilities. Except as and to the extent reflected or reserved against in the Financial Statements, neither Group nor CPS had at September 30, 1987, any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), of a nature customarily reflected in a corporate balance sheet, or the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied. Since such date neither Group nor CPS has incurred any material liabilities or obligations other than in the ordinary course of business.

5.8      Absence of Certain Changes and Events. Except as set forth in Exhibit
         5.8 hereto, since December 31, 1986, each of CPS, and since April 7, 1987, Group has conducted its business in the ordinary and usual course, and there has not been (i) any material adverse change in the business, financial condition or results of operations of either Group or CPS; (ii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the properties, liabilities, prospects or business of either Group or CPS, including any damage or destruction of property by fire or other casualty, whether or not covered by insurance, (iii) any increase in the compensation payable or to become payable by either Group or CPS to any of its officers or employees or any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by either Group or CPS for or with any such officers or employees, except for increases in the ordinary course of business, (iv) any labor dispute, other than routine matters; which will have an effect on the business, financial condition or results of operations of either Group or CPS, (v) any commitment or transaction (including, without limiting the generality of the foregoing, any borrowing or capital expenditure) entered into by either Group or CPS, other than in the ordinary and usual course of business, (vi) any change in the accounting principles, procedures, methods or practices of either Group or CPS, (vii) any removal or grant of permission to remove from any building, facility or real property controlled by either Group or CPS, any machinery, equipment, fixture, vehicles, or other personal property or parts thereof, except in the ordinary course of business as conducted by either Group on April 7, 1987 or CPS on December 31, 1986, (viii) any change in credit policy of either Group or CPS as to sales of inventories or collection of receivables, (ix) any entry into any transaction of merger or consolidation, except as may be contemplated hereby, (x) any deferral of scheduled maintenance or repair of the Assets,

         (xi) any change in standard written warranties with regard to products of either Group or CPS, or (xii) any other event or condition of any character materially and adversely affecting the business, financial condition or results of operations of either Group or CPS.

5.9 Title to Properties; Absence of Liens and Encumbrances. Group and CPS have good and marketable title to all of its material Assets free and clear of Encumbrances that would adversely affect their availability for their intended use by Group and CPS except (a) as set forth in
         Exhibit 5.9 hereto; and (b) liens for current taxes not yet due and payable, which liens do not involve any danger of the sale, forfeiture or loss of any material amount of the Assets and do not interfere with the business of CPS as it was conducted at December 31, 1986, or Group as it was conducted at April 7, 1987. The Assets include all assets, tangible and intangible, real and personal (i) in which Group or CPS has ownership, leasehold, license or other rights on the date hereof, and (ii) which have been or are used in the conduct of the business of Group or CPS. All of the property, plant and equipment included in the Assets is in normal working order, except for ordinary wear and tear, retirements in the ordinary course of business, normal maintenance and repair, and breakdowns that do not affect the operation of any facility included in the Assets for more than a temporary period. The machinery and equipment included in the Assets are sufficient for the conduct of the business of Group and CPS in the manner in which it is being conducted as of this date, and as of December 31, 1986 as to CPS, and April 7, 1987, as to Group.

5.10 Patents, Trademarks and Know-how. All trademarks, trademark applications, trade names, copyrights, inventions, patents (including all reissues, division, continuations, and extensions thereof), patent applications, patent disclosures docketed, and any other statutory rights, used by Group or CPS are listed in Exhibit 5.10. Except as specifically set forth and described in Exhibit 5.10, the intellectual property rights listed therein are owned outright by Group or CPS, together with all processes, formulations, know-how and trade secrets used in its business, free and clear of all liens and encumbrances and no royalties are required to be paid to anyone under or with respect to any of them. Except as set forth in Exhibit 5.10, CTI has no knowledge of and has not received any notice of conflict with the asserted rights of others with respect to any intellectual property right used in, or useful to, the business of Group or CPS. Neither Group nor CPS has licensed anyone to use any patents, know-how or other proprietary rights of Group or CPS and, except as set forth in Exhibit 5.10, CTI has no knowledge of the infringing use by anyone of any such patents, know-how or other proprietary rights or the infringement by Group or CPS of any patents, know-how, or any other proprietary rights owned by any other person.

5.11 Litigation. There are no unsatisfied judgments, injunctions, stipulations, awards, orders or decrees against either Group or CPS with respect to any of the Assets or the business of Group or CPS. There is no action, lawsuit, claim, proceeding, arbitration or investigation pending as to which Group or CPS has received actual notice or, to the knowledge of CTI, threatened against or relating to Group or CPS, their properties or businesses which, if decided adversely against Group or CPS, as the case may be, would have a materially adverse effect upon the financial condition of Group or CPS, respectively. CTI has no knowledge that either of Group or CPS is in default with respect to any order, writ, injunction or decree of any court or any Governmental Body, affecting or relating to Group or CPS. To the best of CTI's knowledge, there is no basis for any such litigation, arbitration, other proceedings or investigations or for claims alleging or claiming violations with respect to the operations of Group and CPS of laws (including the common law) relating to U.S. or foreign antitrust, trade regulation, unfair competition, the infringement of patents, copyrights, trademarks, trade names or other intellectual property rights, the pollution of air, water or land, environmental, labor, safety, hazardous materials or conditions, pension, employee benefits or rights, breach of contract, torts (including product liability), breach of warranties (whether express or implied), discrimination, Taxes, technology or currency export or import controls, or the Foreign Corrupt Practices Act, where any such litigation, arbitration, other proceeding, investigation or claim may involve or result in Damages exceeding U.S. $50,000 or restrictions under equity or law in the operation of the business of Group or CPS in the manner in which the business of Group or CPS has been operated to date.

5.12 Contracts. Exhibit 5.12 hereto contains a list of each contract, agreement or understanding, whether written or oral (including any and all amendments thereto), to which Group or CPS is a party and which is material to the continued use of Assets, or the conduct of the business or financial condition of Group or CPS and all contracts and agreements entered into outside the ordinary course of business (collectively, the "Contracts"). True and correct copies of Contracts have been made available to Siemens. Each of Group and CPS has substantially complied with all the material provisions of the Contracts and is not in material default under any of the terms thereof. "Material" for purposes of this Section 5.12 shall mean contracts, agreements or understanding involving $50,000 or more.

5.13 Officers and Employees. So far as CTI is aware, no officer or employee of Group or CPS is obligated under any contract or other agreement or is subject to any judgment, decree or order of any court or administrative agency which would conflict with (a) his obligation to use his best efforts to promote the interests of Group or CPS, as the case may be, (b) the conduct of the business of Group or CPS, as the case may be, as presently conducted, or (c) the carrying on by an officer or employee of the business of Group or CPS, as the case may be, as an officer or employee.

5.14 Full Disclosure. The representations and warranties by CTI hereunder or any written statement or certificate furnished to Siemens by CTI pursuant hereto do not or does not and will not at the Closing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the representation or warranty herein or any written statement or certificate furnished to Siemens by CTI pursuant hereto, in light of the circumstances in which it is or they are made, not misleading. CTI has not failed to disclose any information nor misstated any information with respect to the business, assets, operation or financial condition of Group or CPS of which CTI had knowledge at the time and which would have reasonably been material to Siemens in connection with the purchase of the Group Common Stock or the transactions contemplated hereby.

5.15 Fully Paid Nonassessable Common Stock. The Group Common Stock being sold by the Non-Siemens Group Shareholders as contemplated by this Agreement has been duly and validly issued, and is fully paid and nonassessable.

5.16 Continuation of Business. Neither Group nor CPS has any knowledge of any factors or conditions which preclude Group or CPS from the continuation of its present business operations.

5.17 No Brokerage Fees. No person acting on CTI's, Group's, CPS's, Management's or the Non-Siemens Group Shareholders' behalf has any claim for a brokerage commission, finder's fee or other like payment in connection with this Agreement or the transactions contemplated hereby.

5.18 Insurance. Group maintains insurance on a basis deemed by Group to be adequate for its purposes and shall continue such insurance or comparable insurance.

5.19 Energy Supplies, Raw Materials and Components. Neither Group nor CPS has received any notice by any corporation or organization supplying natural gas, coal, oil or electrical power to it or raw materials or components used in the business and operations of Group or CPS, that supplies of such energy source, raw materials or components will become unavailable to the extent reasonably required for continued conduct of the business of Group or CPS.

5.20 FDA Matters; No Recalls. To the best of CTI's knowledge and except as set forth at Exhibit 5.20 attached hereto, the manufacturing operations of each of Group and CPS are conducted in accordance with Good Manufacturing Practices, as defined by the Federal Food and Drug Administration (the "FDA"), and are duly registered with the FDA; the products and labeling of each of Group and CPS have received all necessary approvals from the FDA and other regulatory authorities to permit the marketing of these products in the United States; the products of each of Group and CPS are not subject to any recall or retrofit action and neither Group nor CPS knows of any basis for any such recall or retrofit action; and each of Group and CPS fully complies in all material respects with applicable record keeping and reporting obligations prescribed by the FDA including, without limitation, incident reporting under the Medical Device Reporting Regulations.

5.21 Employee Benefit Plans. Exhibit 5.21 lists all benefit plans and benefit arrangements available to employees of each of Group and CPS (the "Benefit Plans and Arrangements"). To the best of CTI's knowledge, each Benefit Plan and Arrangement has been maintained and administered in all material respects in accordance with applicable law, and that the assets of each funded Benefit Plan or Arrangement is sufficient to cover the liabilities determined therefor on an actuarial basis, the latest of which determinations has been delivered by Management to Siemens. For purposes of this Section, the term "Benefit Plans" shall mean each and all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by Seller and covering employees of Group and CPS, including (a) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA and (b) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA; and the term "Benefit Arrangements" shall mean life and health insurance, hospitalization, savings, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent awards and other contracts (other than employment, consultancy or severance contracts), policies or practices of Group and CPS providing employee or executive benefits to employees of Group and CPS, other than the Benefit Plans.

5.22 Consents. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and with the Bundeskartellamt in the Federal Republic of Germany, no consent, approval or authorization of, or exemption by, or filing with, any governmental or regulatory authority is required in connection with the execution, delivery and performance by CTI, Group, CPS or Management of this Agreement or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which Siemens is required to obtain or make.

5.23 Accounts Receivable. All accounts receivable reflected in the Financial Statements and those accruing since the date of the most recent Financial Statements represent bona fide transactions in the ordinary course of business which represent actual sales and require no further act on the part of Group or CPS to make such accounts receivable payable by the account debtors. CTI has no reason to believe that such accounts receivable, net of established reserves, are not collectible in the ordinary course of business in the book amounts thereof as shown on the Financial Statements.

5.24 Inventory. The inventories represented in the audited Financial Statement consist of inventories purchased for resale, raw materials and supplies, work in process and finished goods. The inventories are accounted for at December 31, 1986 as to CPS, and at April 7, 1987 as to Group, in accordance with U.S. GAAP, and are accounted for net of reserves established in accordance with U.S. GAAP. The inventories shown on the audited Financial Statement, or thereafter acquired by Group and CPS, consist of items, net of reserves, are consistent with reasonable quality standards and in amounts and mix consistent with past practices of Group and CPS; the values at which such inventories are carried on the audited Financial Statement reflect the normal inventory valuation policy of Group and CPS; the present inventories of Group and CPS are not excessive; and the value of all items not in saleable condition or of obsolete material or of materials of below standard quality have been written down to realizable market value or adequate reserves have been provided therefor consistent with U.S. GAAP.

5.25 Books and Records. The minute books and stock record books of Group and CPS are true, complete and correct in all material respects. Such minute books reflect accurately in all material respects all material actions approved or taken by their governing boards, any committees thereof and their stockholders in their capacities as such. All such minute books and stock record books have been made available to Siemens or its representatives. True, complete and correct copies of the certificate of incorporation and by-laws or other constituent documents of Group and CPS have been delivered to Siemens.

5.26 Labor Relations. The labor relations between Group and CPS, on the one hand, and their respective employees, on the other hand, are peaceful. Neither Group nor CPS is a party to, and the employees of neither Group nor CPS are covered by, any collective bargaining or other labor union contract. Neither Group nor CPS has breached or otherwise failed to comply in any material way with any provisions of any such agreement or contract and there are no material grievances outstanding against Group or CPS thereunder. CTI has not received notice of any unfair labor practice complaints or age, sex, racial or other discrimination complaints pending against Group or CPS before the National Labor Relations Board, the Equal Employment Opportunities Commission, any other Governmental Body or any court or arbitrators. Within the past 24 months, there have been no activities or proceedings known to CTI of any labor union (or representatives thereof) to organize any unorganized employees of Group or CPS or any strikes, slowdowns, work stoppages, lockouts or threats thereof known to CTI by or with respect to employees employed by Group or CPS.

5.27 Environmental Compliance. Each of Group and CPS (1) has complied in all material respects with environmental laws and regulations, whether federal, state or local, whether domestic or foreign; and (2) has not made statements in any documents material to such matters submitted to Governmental Bodies containing untrue statements of material fact or omitting any statement of material fact necessary to make the statements therein not misleading.

5.28 Employee Occupational Hazard and Other Claims. Neither Group nor CPS has received any written claim or, to the knowledge of CTI, threat, other than workers' compensation claims, by any of its present or past employees for Damages arising out of alleged occupational hazards, unsafe conditions of employment or other similar claims related to the work environment.

5.29 Condition of Facilities/Sites and No Reportable Incidents. The Knoxville, Tennessee plant site included in the Assets contains no condition which may result in recovery in excess of $50,000 by any Person of remedial or removal cost, natural resource damages or other cost, expenses or damages arising from any injury to public health, safety or the environment relating to such plant site, including any recovery under public nuisance liability or the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq. (1982), as amended by the Superfund Amendments and Reauthorization Act of 1986, H.R. 2005, 99th Cong. 2d. Sess., 132 Cong. Rec. 9031 (enacted October 17, 1986); the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss. 6901 et seq. (1983) (Supp. 1986),
         as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. ss. 6926 (g) (Supp. 1986); the Federal Water Pollution Control Act, 33 U.S.C. ss. 1257 et seq. (1982); the Safe Drinking Water Act, as amended, 42 U.S.C. ss. 300 et seq. (1982); the Clean Air Act, 42 U.S.C. ss. 7901 et seq. (1982); or any similar statute applicable in the State of Tennessee. Neither Group nor CPS has ever had an incident with respect to nuclear regulatory or other environmental matters which was required to be reported to a Governmental Body and which was not so reported; Exhibit 5.29 contains a list of all material documents submitted or received by Group or CPS with respect to such incidents.

6. REPRESENTATIONS AND WARRANTIES OF MANAGEMENT. Management represents and warrants as follows:

6.1      Compliance with Laws; Governmental Authorities. Except as set forth in
         Exhibit 5.4 hereto, to the knowledge of Management, each of Group and CPS has complied in all material respects with any and all applicable statutes, orders, rules and regulations promulgated by governmental authorities relating in any material respect to the financial conditions, business, operations or prospects of Group and CPS and neither Group nor CPS has received any notice of alleged violation of any such statute, order, rule or regulation. To the knowledge of Management and, except as set forth in Exhibit 5.4 hereto, neither Group nor CPS is required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the issuance and delivery of the Group Common Stock being sold hereunder.

6.2 Absence of Undisclosed or Contingent Liabilities. To the knowledge of Management and except as and to the extent reflected or reserved against in the Financial Statements, neither Group nor CPS had at September 30, 1987, any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), of a nature customarily reflected in a corporate balance sheet, or the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied. Since such date neither Group nor CPS has incurred any material liabilities or obligations other than in the ordinary course of business.

6.3      Absence of Certain Changes and Events. Except as set forth in Exhibit
         5.8 hereto, since December 31, 1986, each of CPS, and since April 7, 1987, Group has conducted its business in the ordinary and usual course, and there has not been (i) any material adverse change in the business, financial condition or results of operations of either Group or CPS; (ii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the properties, liabilities, prospects or business of either Group or CPS, including any damage or destruction of property by fire or other casualty, whether or not covered by insurance, (iii) any increase in the compensation payable or to become payable by either Group or CPS to any of its officers or employees or any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by either Group or CPS for or with any such officers or employees, except for increases in the ordinary course of business, (iv) any labor dispute, other than routine matters; which will have an effect on the business, financial condition or results of operations of either Group or CPS, (v) any commitment or transaction (including, without limiting the generality of the foregoing, any borrowing or capital expenditure) entered into by either Group or CPS, other than in the ordinary and usual course of business, (vi) any change in the accounting principles, procedures, methods or practices of either Group or CPS, (vii) any removal or grant of permission to remove from any building, facility or real property controlled by either Group or CPS, any machinery, equipment, fixture, vehicles, or other personal property or parts thereof, except in the ordinary course of business as conducted by either Group on April 7, 1987 or CPS on December 31, 1986, (viii) any change in credit policy of either Group or CPS as to sales of inventories or collection of receivables, (ix) any entry into any transaction of merger or consolidation, except as may be contemplated hereby, (x) any deferral of scheduled maintenance or repair of the Assets, (xi) any change in standard written warranties with regard to products of either Group or CPS, or (xii) any other event or condition of any character materially and adversely affecting the business, financial condition or results of operations of either Group or CPS.

6.4 Litigation. There are no unsatisfied judgments, injunctions, stipulations, awards, orders or decrees against either Group or CPS with respect to any of the Assets or the business of Group or CPS. There is no action, lawsuit, claim, proceeding, arbitration or investigation pending as to which Group or CPS has received actual notice or, to the knowledge of Management, threatened against or relating to Group or CPS, their properties or businesses which, if decided adversely against Group or CPS, as the case may be, would have a materially adverse effect upon the financial condition of Group or CPS, respectively. To the knowledge of Management, neither of Group or CPS is in default with respect to any order, writ, injunction or decree of any court or any Governmental Body, affecting or relating to Group or CPS. To the knowledge of Management, there is no basis for any such litigation, arbitration, other proceedings or investigations or for claims alleging or claiming violations with respect to the operations of Group and CPS of laws (including the common law) relating to U.S. or foreign antitrust, trade regulation, unfair competition, the infringement of patents, copyrights, trademarks or trade names or other intellectual property rights, the pollution of air, water or land, environmental, labor, safety, hazardous materials or conditions, pension, employee benefits or rights, breach of contract, torts (including product liability), breach of warranties (whether express or implied), discrimination, Taxes, technology or currency export or import controls, or the Foreign Corrupt Practices Act, where any such litigation, arbitration, other proceeding, investigation or claim may involve or result in Damages exceeding U.S. $50,000 or restrictions under equity or law in the operation of the business of Group or CPS in the manner in which the business of Group or CPS has been operated to date.

6.5 Officers and Employees. To the knowledge of Management, no officer or employee of Group or CPS is obligated under any contract or other agreement or is subject to any judgment, decree or order of any court or administrative agency which would conflict with (a) his obligation to use his best efforts to promote the interests of Group or CPS, as the case may be, (b) the conduct of the business of Group or CPS, as the case may be, as presently conducted, or (c) the carrying on by an officer or employee of the business of Group or CPS, as the case may be, as an officer or employee.

6.6 FDA Matters; No Recalls. To the knowledge of Management, the manufacturing operations of each of Group and CPS are conducted in accordance with Good Manufacturing Practices, as defined by the Federal Food and Drug Administration (the "FDA"), and are duly registered with the FDA; the products and labeling of the Division have received all necessary approvals from the FDA and other regulatory authorities to permit the marketing of these products in the United States; the products of each of Group and CPS are not subject to any recall or retrofit action and neither Group nor CPS knows of any basis for any such recall or retrofit action; and each of Group and CPS fully complies in all material respects with applicable record keeping and reporting obligations prescribed by the FDA including, without limitation, incident reporting under the Medical Device Reporting Regulations.

6.7 Environmental Compliance. To the knowledge of Management, each of Group and CPS (1) has complied in all material respects with environmental laws and regulations, whether federal, state or local, whether domestic or foreign; and (2) has not made statements in any documents material to such matters submitted to Governmental Bodies containing untrue statements of material fact or omitting any statement of material fact necessary to make the statements therein not misleading.

6.8 Employee Occupational Hazard and Other Claims. To the knowledge of Management, neither Group nor CPS has received any written claim or threat, other than workers' compensation claims, by any of its present or past employees for Damages arising out of alleged occupational hazards, unsafe conditions of employment or other similar claims related to the work environment.

6.9 Condition of Facilities/Sites and No Reportable Incidents. To the knowledge of Management, the Knoxville, Tennessee plant site included in the Assets contains no condition hereof which may result in recovery in excess of $50,000 by any Person of remedial or removal cost, natural resource damages or other cost, expenses or damages arising from any injury to public health, safety or the environment relating to such plant site, including any recovery under public nuisance liability or the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq. (1982), as amended by the Superfund Amendments and Reauthorization Act of 1986, H.R. 2005, 99th Cong. 2d. Sess., 132 Cong. Rec. 9031 (enacted October 17, 1986); the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss. 6901 et seq (1983) (Supp. 1986), as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. ss. 6926(g) (Supp. 1986); the Federal Water Pollution Control Act, 33 U.S.C. ss. 1257 et seq. (1982); the Safe Drinking Water Act, as amended, 42 U.S.C. ss. 300 et seq. (1982); the Clean Air Act, 42 U.S.C. ss. 7901 et seq. (1982); or any similar statute applicable in the State of Tennessee. To the knowledge of Management neither Group nor CPS has ever had an incident with respect to nuclear regulatory or other environmental matters which was required to be reported to a Governmental Body and which was not so reported; and further, to the knowledge of Management Exhibit 5.29 contains a list of all material documents submitted or received by Group or CPS with respect to such incidents.

7. RELATIONSHIP OF THE PARTIES. Siemens and CTI intend by their ownership of Group Common Stock to pursue the business and operations of Group and CPS through a joint venture company. They do not, however, intend to create a partnership for such purpose, or for any other purposes. Siemens and CTI acknowledge and agree that both intend to pursue business opportunities in related and non-related areas and that neither owes a duty to the other to offer to or allow the other to participate in or otherwise be a part of such business opportunities, or to refrain from competing with each other or with Group or CPS, except as specifically provided herein.

8. REPRESENTATIONS AND WARRANTIES OF SIEMENS. Siemens represents and warrants to CTI, CPS, Group and Management as follows:

8.1 Organization and Good Standing. Siemens is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. Copies of Siemens' Certificate of Incorporation as amended and restated through and including the date hereof and of Siemens' Bylaws as amended to the date hereof, both certified to be correct by Siemens' Secretary, are attached hereto as Exhibit 8.1 and are complete and correct as at the date hereof.

8.2 Corporate Authority. As of the Closing, the Board of Directors of Siemens will have duly authorized the execution, delivery and performance of this Agreement and the purchase of the Group Common Stock being sold hereunder. No other corporate proceedings on the part of Siemens will be necessary to authorize this Agreement and the purchase of the Group Common Stock being sold by the Non-Siemens Group Shareholders as contemplated by this Agreement. Neither the execution, the performance of this Agreement, the purchase of the Group Common Stock being sold hereunder, nor compliance with or fulfillment of the terms and provisions of this Agreement does or will (a) violate or conflict with, or result in, any breach of any of the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would become a default) under the Certificate of Incorporation or Bylaws of Siemens or any agreement, indenture, lease, mortgage or other instrument to which it is a party or by which it is bound, (b) require any affirmative approval, consent, authorization or other order or action of any court, governmental authority or regulatory body or of any creditor of Siemens, (c) result in any material violation of any provision of any law, rule, regulation or any, court order, judgment, writ, injunction, decree or arbitration award or determination, or (d) give any party with rights under any such instrument, agreement, mortgage, judgment, order, award, decree or other restriction the right to terminate, modify or otherwise change the rights or obligations of Siemens. Siemens has full power and authority to do and perform all acts and things required to be done by it under this Agreement.

8.3 No Brokerage Fees. No person acting on behalf of Siemens has any claim for a brokerage commission, finder's fee or other like payment in connection with this Agreement or the purchase of the Group Common Stock being sold by the Non-Siemens Group Shareholders as contemplated by this Agreement.

8.4 Intent. Siemens is acquiring the Group Common Stock being sold by the Non-Siemens Group Shareholders and the CTI Common Stock as contemplated by this Agreement, and, upon exercise of its options and rights hereunder, will be acquiring additional securities, for its own account and not with a view to the distribution or resale thereof. Siemens understands that there is no present market in such securities or in any other securities of Group and CTI; that no assurance can be given that any such market will develop; and that Group has no present intent to register its securities under the Securities Act or the Exchange Act.

8.5 Receipt of Information. Siemens represents and warrants that by reason of its relationship with Group, including but not limited to its involvement in developing Group business plans, its representation on the Group Board of Directors and through other information made available to it, Siemens has been given access to all information, including but not limited to financial, product, market and operational information, that it has requested.

8.6 Consents. Except for filings under the HSR Act and with the Bundeskartellamt in the Federal Republic of Germany, no consent, approval or authorization of, or exemption by, or filing with, any governmental or regulatory authority is required in connection with the execution, delivery and performance by Siemens of this Agreement or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which CTI, Group, CPS or Management is required to obtain or make.

9.       COVENANTS OF GROUP.

9.1 Financial Statements. As long as Siemens or its transferee Affiliate, if any (herein "Stockholder"), continues to hold any of the Group Common Stock, Group shall:

         (a) Furnish Stockholder within thirty (30) days after the end of each quarter of each fiscal year of Group a balance sheet of Group as at the end of such period, and a statement of income, expense and net earnings of Group for the period from the beginning of the fiscal year to the date of such statement, prepared in accordance with generally accepted accounting principles applied on a consistent basis and in reasonable detail. Each such balance sheet and statement shall set forth in comparative form in corresponding figures as at the end of and for the corresponding period one (1) year prior thereto, and each shall be certified as true, complete and correct (subject to adjustment upon year-end audit) by the chief financial officer of Group.

         (b) Furnish Stockholder as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year, a copy of Group's annual audited financial statements, which shall include among other things a balance sheet as at the end of such fiscal year and a statement of income, expense and net earnings for such year in reasonable detail, which balance sheet and statement shall set forth in each case in comparative form the corresponding figures for the previous year and shall be certified by Group's independent public accountants; and

         (c) Deliver to Stockholder such financial statements, reports and other information as Siemens shall reasonably request.

                  In the event Group owns subsidiaries with respect to which it files consolidated tax returns, the financial statements referred to in Sections 9.1(a) and 9.1(b) above may be prepared on a consolidated basis with such subsidiaries.

         (d) Group will permit representatives of Siemens, at Siemens' expense, to visit and inspect any of the properties of Group or its subsidiaries and to discuss the affairs, finances and accounts of Group and its subsidiaries with their respective officers, at such reasonable times and with such reasonable frequency as Siemens may request.

10.      COVENANTS OF CPS.

10.1 FDA Approval. CPS agrees to pursue diligently all necessary United States Food and Drug Administration and other administrative approvals for the CPS Business.

10.2 Components. CPS will use its best efforts (within economic and functional parameters) to use the same components and systems solutions (i.e., conceptual designs) as Siemens uses within its medical technology business.

11.      COVENANTS OF MANAGEMENT.

11.1 Voting. Each Management Person agrees to vote his shares of Group Common Stock prior to the Closing, and thereafter his shares of CTI Common Stock, and to vote as a director of Group, CTI and CPS in a manner consistent with the terms of this Agreement.

11.2 Management of CPS. Each Management Person agrees to manage CPS (in management positions described in Exhibit 11.2 hereto) for a period of five (5) years from the Closing Date, pursuant to the terms of the Administrative Service Agreement in substantially the form attached hereto as Exhibit 4.5(m)(1) and employment contracts with CTI in substantially the form attached hereto as part of Exhibit 11.2. In managing CPS, each Management Person is and shall remain at all times (unless terminated by CTI) an employee of CTI and is not an employee of CPS or its subsidiaries. Such Management Person shall not be entitled to and are not qualified under any employee benefit plans, including but not limited to pension, health and insurance plans, provided by CPS for its employees.

11.3 Non-Competition. Until the expiration of three (3) years after the date of termination of his employment by CTI for any reason, each Management Person shall not participate in any business competitive with the CPS Business, as defined in Section 1.4 hereinabove, whether for its own account or as a partner, joint venturer, agent, stockholder of a corporation (other than a beneficial owner of less than one percent (1%) of the outstanding voting stock thereof), directly or indirectly, or otherwise, except for such peripheral and OEM equipment as may be mutually agreed by the parties hereto, such agreement not to be unreasonably withheld. The activities of CTI contemplated in Section 12.1 shall not be deemed to violate this
         Section 11.3.

11.4 Non-Competition by CTI. At or prior to the Closing, Management shall cause CTI to undertake that, until the expiration of three (3) years after the date of the sale by CTI of twenty-five percent (25%) or more of its direct or indirect equity ownership in CPS, CTI and its Affiliates shall not participate in any business competitive with the CPS Business, as defined in Section 1.4 herein above, whether for its own account or as a partner, joint venturer, agent, stockholder of a corporation (other than a beneficial owner of less than one percent (1%) of the outstanding voting stock thereof), directly or indirectly, or otherwise, except for such peripheral and OEM equipment as may be mutually agreed by the parties hereto, such agreement not to be unreasonably withheld. The activities of CTI contemplated in Section
         12.1 shall not be deemed to violate this Section 11.4.

11.5 Conduct of Business. Prior to the Closing, and except as otherwise contemplated by this Agreement or consented to or approved by Siemens in writing, Management covenants and agrees that:

         (a) Business in Ordinary Course. Management shall cause each of Group and CPS to operate its business diligently and in good faith only in the ordinary and usual course in accordance with Management's past practices, which shall include the maintenance of all insurance policies covering Group and CPS.

         (b) No Change in Accounting Practices. Except as may be consented to by Siemens in writing or as required by U.S. GAAP, Management shall not cause Group or CPS to make any changes in accounting practices or in the method of recording sales including, without limiting the foregoing, the accounting methods used by Group and CPS in the recognition of income.

         (c) Capital Stock. Management shall cause Group and CPS not to issue or sell any Group Common Stock or CPS Common Stock, respectively, except for any sale of Group Common Stock pursuant to the exercise of existing stock options.

         (d) No Redemption or Distributions. Management shall not allow Group or CPS directly or indirectly to redeem, purchase or otherwise acquire any of the Group Common Stock or the CPS Common Stock, or make any distributions or pay any dividends to the stockholders of Group or CPS.

12.      COVENANTS OF SIEMENS.

12.1 Future Capitalization of CTI. Siemens acknowledges that it is Management's intention that CTI expand into new businesses peripheral to Group. The businesses which Management intends to cause CTI to develop include F-18 Distribution Centers, Positron Emission Tomography ("PET") Diagnostic Centers, PET Detector Systems, PET Chemistry Systems and other related businesses, which businesses shall not be competitive with the CPS Business. The parties acknowledge that CTI will likely require new capital to develop these businesses, and that the shareholders of CTI may require further liquidity in the future. Siemens agrees that it will not oppose future CTI capitalization efforts.

12.2 Non-Competition. Until the expiration of three (3) years after the date of the sale by Siemens of twenty-five percent (25%) or more of its direct or indirect equity ownership in CPS, Siemens and its Affiliates shall not participate in any business competitive with the CPS Business, as defined in Section 1.4 hereinabove, whether for its own account or as a partner, joint venturer, agent, stockholder of a corporation (other than a beneficial owner of less than one percent (1%) of the outstanding voting stock thereof), directly or indirectly, or otherwise, except for such peripheral and OEM equipment as may be mutually agreed by the parties hereto, such agreement not to be unreasonably withheld.

12.3 Amendment of Stockholders' Agreement. Siemens shall prior to or simultaneously with the Closing cause its affiliate, Siemens Capital Corporation ("SCC"), to enter into the Amendment of the Stock Purchase and Stockholders' Agreement dated April 22, 1985 among CPS, Management and SCC attached hereto as Exhibit 12.3.

13. MANAGEMENT OF GROUP. For so long as Siemens and any Affiliate of Siemens, in the aggregate, are the beneficial owners of at least forty-nine percent (49%) of the issued and outstanding Group Common Stock, and CTI and any affiliates of CTI, in the aggregate, are the beneficial owners of at least fifty and one-tenth (50.1%) of the issued and outstanding Group Common Stock:

13.1 Election of Directors. Siemens and CTI shall have equal representation on the Board of Directors of Group. Initially, from and after the Closing Date, the Board of Directors of Group shall be comprised of six
         (6) directors, three (3) designated by Siemens and three (3) designated by CTI. Upon any change in the ownership of Group Common Stock, representation on the Board of Directors of Group shall be proportional to each stockholder's stock ownership, rounded to the nearest whole number.

13.2 Voting Policy. The Board of Directors of Group shall vote in such a way as to maximize the growth potential of Group and CPS.

13.3 Research and Development. Total combined research and development expenses of Group and CPS shall be specified at a level of approximately ten to twelve percent (10% to 12%) of sales volume of CPS (net sales to Siemens) as set forth in the annual business plan approved by the Board of Directors of Group and CPS.

13.4     Officers of Group.

         (a) If the Chairman of the Board of Directors of Group is a representative of CTI, then the President of Group shall be a representative of Siemens and, similarly, if the Chairman of the Board of Directors of Group is a representative of Siemens, then the President of Group shall be a representative of CTI.

         (b) Initially, upon the Closing, the officers of Group shall be as reflected on Exhibit 13.4(b) hereto.

         (c) Siemens shall have the right to designate the Controller/Vice President, Finance and Chief Financial Officer of Group and CPS; the Controller/Vice President, Finance and Chief Financial Officer shall be the chief financial officer of Group and CPS and shall have the duties set forth on Exhibit 13.4(c) hereto.

         (d) After five (5) years from the Closing Date, Siemens shall have the right to designate persons to fill two (2) management positions in CPS, in addition to the Controller/Vice President, Finance and Chief Financial Officer. Unless mutually agreed otherwise, the management positions to which this section applies shall be those positions listed in
                  Exhibit 13.4(d) attached hereto.

         (e) Siemens shall have the right to assign up to six (6) people to become employees of CPS, e.g., in the service, research and development and marketing departments of CPS, and Group and CPS agree that such persons will be hired by CPS and integrated into CPS's operations, as such positions become available through attrition of existing employees, or as new positions are established through growth. Siemens may designate such persons at any time, regardless of the availability of openings for them, but at its own expense if no such openings are available. Office space for Siemens personnel who have not become CPS employees will be at Siemens' expense, on a pro rata facility cost basis.

13.5 Stockholder Votes. To the maximum extent permitted by applicable law, all matters which would otherwise require action by the stockholders of Group shall be submitted to the Board of Directors of Group for action. All actions to be taken by vote of the stockholders of Group (except for those delegated to the Board of Directors pursuant to the preceding sentence) shall be made by two-thirds (2/3) majority vote of the stockholders, unless a greater majority is required by law, in which case the greater majority shall be required.

13.6 Material Board Decisions. The following matters, among others, shall be submitted to the Board of Directors of Group, which shall take action on them by majority vote of the entire Board of Directors:

         (a) New product development calling for the expenditure of more than Two Hundred Fifty Thousand Dollars ($250,000) per year.

         (b) All single expenditures, or related expenditures in the aggregate, exceeding Two Hundred Fifty Thousand Dollars ($250,000) each.

         (c) Election of officers of Group and determination of compensation and benefits for officers.

         (d) The offering or registration under state or federal securities laws, of any shares of Group Common Stock or any other securities of Group.

         (e)      Amendments of the Charter or bylaws of Group.

         (f) The incurrence of indebtedness for borrowed funds in excess of the maximum amount thereof set forth in the most recent annual budget approved by the Board of Directors of Group, or which would cause the debt/equity ratio of Group to exceed that established in such budget.

         (g)      The incurrence of any guaranty obligations.

         (h) The sale, lease, pledge or other disposition of more than ten percent (10%) of the real estate, plant and equipment of Group.

         (i) The acquisition of any assets of or equity interest in, or the making of loans to, any entity or person except in the ordinary course of Group's business, or as specifically authorized in the most recent annual budget approved by the Board of Directors of Group.

         (j) Adoption and revision of corporate plans, including short, medium and long-range business plans, annual budgets, annual operation plans, five-year business plans, research and development budgets, and the like.

         (k) Conclusion, termination or amendment of agreements with others respecting patents, know-how and other proprietary rights.

         (l)      Declaration of dividends or other distributions of profits.

         (m) Any other decisions or actions not in the ordinary course of Group's business or which materially affect Group or its assets.

13.7 Resolution of Impasse. An "Event of Impasse" shall be deemed to have occurred if and when any of the following shall have occurred:

         (a) The most recent annual budget approved by the Board of Directors of Group shall have less than three (3) months remaining before its expiration, a new five-year business plan has not been approved during the most recent year and has not been extended until a new annual budget or five-year plan has been approved, and either Siemens or CTI shall have given to the other written notice that an Event of Impasse has occurred; or

         (b) CTI or Siemens proposes in good faith and in the exercise of reasonable business judgment a Material Board Decision (as defined hereinabove) on two (2) consecutive occasions after the issue had been placed on the agenda for the second board meeting and the proposal is rejected in bad faith on each such occasion.

         If and when an Event of Impasse has occurred, the Board of Directors shall promptly appoint an Impasse Committee of three members. One member shall be selected by CTI, one by Siemens, and the third by the first two members; in the event that the members selected by CTI and Siemens cannot mutually agree upon a third member, such member shall be selected by counsel for CTI and Siemens. It shall be the responsibility of the Impasse Committee to arrive unanimously at a resolution of the Event of Impasse. The resolution recommended by the Impasse Committee shall be binding on the parties hereto (1) unless it is rejected by a majority of the members of the Board of Directors of Group, in which event the Board will then either (A) resolve the impasse, (B) appoint another Impasse Committee (provided, however, that no more than two (2) Impasse Committees may be appointed for any given Event of Impasse), or
         (c) recommend that CTI or Siemens buy out the other's Group Common Stock interest on mutually agreeable terms, and (2) provided that a recommendation by the Impasse Committee of a buyout by either Group or Siemens of the other shall not be binding on the parties.

13.8 CTI Board. For so long as CTI and any of its Affiliates, in the aggregate, and Siemens and any of its Affiliates, in the aggregate, each holds more than twenty percent (20%) of the outstanding Group Common Stock, Siemens shall be entitled to designate one of the Siemens designee board members of Group for election to the Board of Directors of CTI, and Management agrees to vote its shares of CTI for the election of such designee.

13.9 Additional Capital. In the event that additional capital investment is needed by Group in accordance with a business plan approved by its Board of Directors, then CTI and Siemens will each contribute such capital in proportion to their ownership of Group Common Stock, unless another option, e.g., borrowing, is mutually agreed by CTI and Siemens. If either is unable or refuses to make such capital contribution, then Group shall issue sufficient shares of Group Common Stock at fair market value, determined in the manner provided in Sections 14.1 and
         14.2 hereof to raise the necessary capital. The other Group shareholder which has contributed its share of the necessary capital shall have a right of first refusal to purchase such shares.

13.10 Intercompany Transfers. The parties acknowledge that it is the intention of Management that CTI develop businesses involving products and services related to the CPS Business, either directly itself, or through subsidiaries or other Affiliates. Siemens and CPS understand and agree that CTI and its Affiliates may use CPS products for the establishment of its own distribution centers for positron-emitting radioisotopes and compounds, for its own PET diagnostic centers, and for the other purposes contemplated in Section 12.1. The parties further agree that with respect to the development of Qualified Distribution Centers, CTI or its Affiliates may purchase RDS (radioisotope distribution systems) products, including any improvements and advances thereto, directly from CPS on the same terms and conditions on which Siemens purchases from CPS pursuant to the OEM Exclusive Distribution Rights Agreement among CPS, Management and Siemens, at prices equal to the transfer prices set forth on Exhibit
         13.10 hereto. For purposes of this Section, a "Qualified Distribution Center" shall be a location owned by CTI or its Affiliates, for which CTI can demonstrate a commitment, expressed in writing, by at least one unrelated third party, for the purchase of positron-emitting radioisotopes and compounds from such Distribution Center. CPS products, including RDS products, not purchased for Qualified Distribution Centers shall be purchased from Siemens or its Affiliates at prices to be negotiated on a case by case basis. For centers which they own and operate, CTI or its Affiliates may purchase ECAT systems directly from Siemens and its Affiliates at prices to be negotiated on a case by case basis. All CPS products sold pursuant to this Section
         13.10 shall not be resold by CTI in competition with CPS, Siemens or customers of Siemens or its Affiliates.

13.11 Business Plan. Attached hereto as Exhibit 13.11 is a copy of the current five-year business plan for CPS which states the expected sales, expenses and investment levels for CPS, including proportions of debt and equity, together with an expectation range. Exhibit 13.11 is for reference only, and has not been approved by CTI and Siemens. As soon as practicable following the Closing, an initial annual business plan shall be developed and adopted for Group and CPS.

13.12 Distribution Agreement. At the Closing, CPS, Management and Siemens will enter into and execute an amendment of the May 20, 1986 OEM Exclusive Distribution Rights Agreement among them to add thereto additional products of CPS. The form of the amendment shall be substantially as set forth in Exhibit 4.5(j) hereto.

14.      ADDITIONAL PURCHASE AND SALE RIGHTS.

14.1 Siemens' Additional Purchase Rights. Siemens shall have the right from and after the Closing Date to purchase from CTI additional shares of Group Common Stock up to the number of shares of Group Common Stock required to bring Siemens' ownership of Group Common Stock to eighty percent (80%) of the then issued and outstanding capital stock of Group at such time (or thereafter) as any of the following events shall occur:

         (a) A change in control of CTI incident to which Management does not continue to hold, in the aggregate, more shares of CTI Common Stock than any other single shareholder other than Siemens or any of its Affiliates, unless the prior written consent of Siemens is obtained, which consent shall not be unreasonably withheld; or

         (b) From and after five (5) Years from the date hereof, at such time as the dollar sales volume of CTI's business, other than the CPS Business, is greater than the dollar sales volume of CPS; or

         (c)      From and after seven (7) years from the date hereof,

         provided, however, (1) Siemens' additional purchase right described in this Section 14.1 shall be contingent upon CPS having exceeded the number of aggregate units required to be sold from the date hereof to the date of exercise of such purchase right as specified in the "Siemens minima plus 20% plan" attached hereto as Exhibit 14.1 in the year immediately preceding its election to exercise its purchase right,
         (2) CTI shall have a one-time right to defer the exercise of such right by Siemens for a period of one year after the initial notice of exercise, i.e., upon Siemens' initial notice of its intent to exercise its right to purchase additional shares of Group Common Stock hereunder, CTI shall have the right to decline to sell such shares to Siemens, and Siemens may not again undertake to exercise such right to purchase additional shares of Group Common Stock for one year after the initial notice of exercise which was so declined, and (3) Siemens' additional purchase right described in this Section 14.1 shall be contingent on approval from the Bundeskartellamt office in the Federal Republic of Germany, which approval shall be sought in good faith by Siemens. The price to be paid for the Group Common Stock pursuant to such purchase right shall be a price to be negotiated by Siemens and CTI, provided, however, that in the event that they cannot agree upon a price within sixty (60) days from the date of effective notice of exercise, the price shall be determined by the following appraisal procedure: Each party shall obtain a valuation of the Group Common Stock by an independent professional experienced in the valuation of closely-held corporations similar to Group. If the valuations thus obtained are within twenty percent (20%) of each other, the price to be paid for the Group Common Stock to be purchased from CTI by Siemens shall be the average of the two valuations. If the difference between the valuations is more than twenty percent (20%), the two parties making those valuations shall select a third independent professional experienced in the valuation of closely-held corporations similar to Group to make a valuation, and the price to be paid for the Group Common Stock to be purchased by Siemens from CTI shall be the average of the two of the three valuations which are the closest to each other.

14.2 CTI's Additional Rights. CTI shall have the right from and after the Closing to require Siemens to purchase from CTI additional shares of Group Common Stock up to the number of shares of Group Common Stock required to bring Siemens' ownership of

         Group Common Stock to eighty percent (80%) of the then issued and outstanding capital stock of Group at such time (or thereafter) as any of the following events shall occur:

         (a) A change in control of CTI incident to which Management does not continue to hold, in the aggregate, more shares of CTI Common Stock than any other single Shareholder other than Siemens or any of its Affiliates, unless the prior written consent of Siemens is obtained, which consent shall not be unreasonably withheld; or

         (b) From and after five (5) years from the date hereof, at such time as the dollar sales volume of CTI's business, other than the CPS Business, is greater than the dollar sales volume of CPS; or

         (c)      From and after seven (7) years from the date hereof,

         provided, however, (1) CTI's additional sale right described in this
         Section 14.2 shall be contingent upon CPS having exceeded the number of aggregate units required to be sold from the date hereof to the date of exercise of such sale right as specified in the "Siemens minima plus 20% plan" attached hereto as Exhibit 14.1 in the year immediately preceding its election to exercise its sale right, (2) Siemens shall have a one-time right to defer the exercise of such sale right for a period of one year after the initial notice of exercise, i.e., upon CTI's initial notice of its intent to exercise its right to require Siemens to purchase additional shares of Group Common Stock, Siemens shall have the right to decline to purchase such shares, and CTI may not again undertake to exercise such right to require Siemens to purchase additional shares of Group Common Stock for one year after the initial notice of exercise which was so declined, and (3) CTI's additional purchase right described in this Section 14.2 shall be contingent on approval from the Bundeskartellamt office in the Federal Republic of Germany, which approval shall be sought in good faith by Siemens. The price to be paid for the Group Common Stock pursuant to such purchase right shall be a price to be negotiated by Siemens and CTI, provided, however, that in the event they cannot agree upon a price within sixty (60) days from the date of effective notice of exercise, the price shall be determined by the following appraisal procedure: Each party shall obtain a valuation of the Group Common Stock by an independent experienced in the valuation of closely-held corporations similar to Group. If the valuations thus obtained are within twenty percent (20%) of each other, the price to be paid for the Group Common Stock to be purchased by Siemens from CTI shall be the average of the two valuations. If the difference between the valuations is more than twenty percent (20%), the two parties making those valuations shall select a third independent professional experienced in the valuation of closely-held corporations similar to Group to make a valuation, and the price to be paid for the Group Common Stock to be purchased by Siemens from CTI shall be the average of the two of the three valuations which are the closest to each other.

14.3 Purchase and Sale in Event of Default. For purposes of this Section 14.3, an "Event of Default" shall be deemed to have occurred if and when any of the following shall have occurred, and shall not have been cured within thirty (30) days after written notice thereof given to the defaulting party by the non-defaulting party:

         (a) Any representation or warranty herein made by Siemens on the one hand or CTI, Group, CPS or Management on the other proves to have been false in any material respect when made;

         (b) CTI or Siemens (or any Affiliate of Siemens holding Group shares) files a bankruptcy petition, makes a general assignment for the benefit of creditors or has an involuntary bankruptcy petition filed against it; or

         (c) CTI or Siemens is unwilling or unable to provide additional capital to Group in accordance with a previously approved plan or previously approved commitment to do so.

         Upon the occurrence of an Event of Default as defined hereinabove, the non-defaulting shareholder of Group shall have the right to (A) name its designees to any or all management positions of Group without liability to any displaced person under any management or employment contract, and (B) name an additional representative to the Board of Directors of Group. The non-defaulting party will immediately be relieved of any contractual requirements in any management or employment contracts and may administer a sale of additional Group Common Stock to provide previously committed funds, such sales to occur at fair market value in accordance with the procedure set forth at Sections 14.1 and 14.2 above. The non-defaulting shareholder shall have the right to purchase such additional Group Common Stock at its fair market value for sixty (60) days after determination of the price of the shares.

15. STOCK TRANSFER RESTRICTION AND RIGHT OF FIRST REFUSAL. The provisions of this Section 15 shall apply at and after the Closing. Neither CTI nor Siemens may transfer its Group Common Stock for a period of five
         (5) years from the Closing Date; provided, however, that Siemens or CTI may during such time transfer such stock to any Affiliate of Siemens or CTI, so long as such transfer does not violate any applicable securities laws, subject to the provisions of Section 22.2 below. After five (5) years from the Closing Date, if CTI or Siemens contemplates a sale of its Group Common Stock, it shall notify the other stockholder, and they shall attempt to agree upon a price pursuant to which the other stockholder may purchase the Group Common Stock of the selling stockholder. If they cannot agree upon a price, then the selling stockholder's Group Common Stock shall be subject to a right of first refusal in favor of the other stockholder, as provided hereinbelow, which right of first refusal shall survive after any transfer to a third party. If Siemens or CTI or any of their permitted transferees (the "Selling Stockholder") desires to sell any of its Group Common Stock to any party other than (A) an Affiliate of Siemens or CTI, (B) any general or limited partnership in which Siemens or CTI, or an Affiliate of Siemens or CTI, is a partner, or (C) any Management Person, then:

15.1 The Selling Stockholder shall give notice to the other stockholder of any transactions covered by this Section 15. The notice shall include
         (A) the name, address and principal business activity of the prospective purchaser; (B) the number of shares of stock proposed to be sold; (C) the manner in which the sale is proposed to be made (including the proposed closing date); and (D) the price at which, or other consideration for which, and the material terms upon which, such sale is proposed to be made, and stating that such proposed sale is, to the best of the Selling Stockholder's knowledge, bona fide.

15.2 During the thirty (30) day period commencing on the date the other stockholder receives the Selling Stockholder's notice, the other stockholder shall have the right to acquire all but not less than all of the shares of Group Common Stock proposed to be sold by the Selling Stockholder in such transaction. Such right shall be exercised, if at all, by an irrevocable notice of exercise given by the other stockholder and received by the Selling Stockholder prior to the expiration of such period, accompanied by a statement that the other stockholder shall pay the Selling Stockholder in accordance with the terms provided for in the proposed transaction.

15.3 If the other stockholder exercises its rights under this Section 15, the Selling Stockholder shall deliver certificates duly endorsed for transfer representing the shares of Group Common Stock purchased by the other stockholder in accordance with the terms specified in such notice against receipt of payment therefor.

15.4 The closing shall occur on the date specified in the Selling Stockholder's notice.

15.5 If the conditions prescribed in this Section 15 have been met in connection with the proposed sale of Group Common Stock by the Selling Stockholder and the other stockholder has not elected to exercise its right of first refusal hereunder, then the Selling Stockholder shall be free to effect such sale for a period of one hundred eighty (180) days following the date of the notice given under Section 15.1 hereof, but only to the person or persons specified in such notice and at the price (or for the consideration) and on substantially the same terms specified therein, and if such sale does not occur within such 180 day period, Group Common Stock proposed to be sold will continue to be subject to this Agreement to the same extent as if such notice had not been given.

16. SALE OF CTI COMMON STOCK BY MANAGEMENT. So long as Siemens owns one percent (1%) or more of the issued and outstanding CTI Common Stock, and provided that at such time there has been no public offering of CTI Common Stock, if at any time any Management Person wishes to sell any of his CTI Common Stock, he shall first notify both Siemens and CTI of his intention to do so, to enable them to offer competitive bids for his CTI Common Stock, provided, however, that this Section 16 shall not be construed as a right of first refusal or a requirement that the Management Person sell his shares to Siemens or CTI.

17. SPECIFIC PERFORMANCE. The parties recognize that, because of the nature of the subject matter of this Agreement, it would be impracticable and extremely difficult to determine actual damages in the event of a breach of this Agreement. Accordingly, if any party commits a breach, or threatens to commit a breach, of any of the provisions of Sections 2, 3, 4, 9, 10, 11, 12, 13, 14, 15 or 16 the other parties shall have the right to seek and receive a temporary restraining order, injunction or other equitable remedy, including, without limitation, the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury and that money damages will not provide an adequate remedy.

18. DISPUTE RESOLUTION. Except with respect to resolution of events of impasse, for which a separate procedure is set forth at Section 13.7 above, the parties agree to resolve amicably and in good faith any disputes arising from the interpretation of any provisions of this Agreement. In the event of any disagreement among the parties concerning any provision hereof upon the request of any party the matter shall be immediately referred to the managements of Siemens and CTI. If within a period of 30 days after reference of the matter to them the respective managements are unable to agree upon a resolution, any party may within 30 days after the aforesaid 30-day period elect to utilize a non-binding resolution procedure whereby each party presents its case at a hearing held in Chicago,

         Illinois or Knoxville, Tennessee, on an alternating basis, with the first hearing to be held in Chicago, Illinois, before a panel consisting of the Chief Executive Officer of each of Siemens and CTI and a mutually acceptable neutral advisor, who shall be selected from the Center for Public Resources' Judicial Panel. Prior to the hearing, the parties and the neutral advisor shall agree on a set of ground rules for the hearing. At the conclusion of the hearing, the Chief Executive Officers of each of Siemens and CTI shall meet and attempt to resolve the matter. If the matter cannot be resolved at such meeting, the neutral advisor may be called upon to render his opinion as to how the matter would be resolved had the matter been on trial in a court of law. After the opinion is received, the executives shall meet again and try to resolve the matter. If the matter cannot be resolved at such meeting, any party may give to the other party notice of its intention to litigate. No litigation may be commenced concerning the matter in dispute until 60 days have elapsed from the sending of the notice to litigate; provided, however, that such litigation may be commenced prior to such date if the applicable statute of limitations would run prior thereto. The parties shall bear their respective costs incurred in connection with this procedure, including the fees and expenses of the neutral advisor. Only after the foregoing procedure has been exhausted shall either party resort to litigation as the final adjudication of the dispute.

19. PRODUCT LIABILITY. Management shall cause CTI at the Closing to enter into an agreement to hold Siemens harmless against any and all product liability, including but not limited to, personal injuries and property damages, recovered by any claimant relating to products manufactured or sold by Group or CPS before the Closing Date, including but not limited to products in the inventories of Group and CPS at the Closing Date, plus any attorney's fees incurred by Siemens in connection with such a claim, provided that CTI shall not be responsible for liability on such products in the event that the damages or injuries which resulted in such liabilities shall be the result of alterations, repairs or service on products, shipment or installation of the products or other action relating to such products by or on behalf of Siemens after the Closing Date. The responsibility of CTI under this Section shall extend to products which Group or CPS did not manufacture but which were sold by or on behalf of Group or CPS prior to the Closing Date.

20. PENSION AND EMPLOYEE BENEFIT MATTERS. Group, CPS and Siemens shall comply with the provisions of the benefits plans listed on Exhibit 5.21 attached hereto and all the laws applicable thereto.

21.      TERMINATION OF THIS AGREEMENT.

21.1 Termination. This Agreement may be terminated before the Closing occurs only as follows:

         (a)      By written agreement of the parties at any time;

         (b) By Siemens, by notice to other parties at any time, if satisfaction of one or more of the conditions specified in
                  Section 4.5 is or becomes impossible;

         (c) By Group or Management, by notice to Siemens at any time, if satisfaction of one or more of the conditions specified in
                  Section 4.6 is or becomes impossible; or

         (d) By any of the parties by notice to the others at any time after March 15, 1988.

21.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 21.1, such termination shall be without any liability or further obligation of any party to another and the obligations and agreements in this Agreement shall terminate and have no further effect, except for liabilities and obligations (a) under Sections 22.1 and 22.8 hereof, which shall survive such termination, or
         (b) based on any intentional failure to perform or comply with any covenant or agreement herein or for any intentional misrepresentation or breach of any warranty herein which causes Damages, and such termination shall not constitute a waiver of any claim with respect thereto.

22.      MISCELLANEOUS.

22.1 Expenses. Except as otherwise provided herein, Management shall cause CTI to pay, on the one hand, and Siemens shall pay, on the other hand, the expenses incurred in connection with this Agreement and the transactions contemplated hereby by CTI, Group, CPS, the Non-Siemens Group Shareholders and Management, in the first case, and Siemens, in the second case. The payment of all transfer taxes and documentary taxes (other than those imposed by jurisdictions outside the United States) which may be imposed upon each transaction shall be paid by CTI at each closing with respect to the securities transferred in proportion to their interest in the securities transferred.

22.2 Successors; Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors of the parties hereto. Except as otherwise provided herein, this Agreement shall not be assignable. Each of Siemens and CTI shall have the right to transfer all or any of the Group Common Stock owned by it to any Affiliate of Siemens or CTI, respectively; provided, however, that such Affiliate of Siemens or CTI, as the case may be, shall agree in advance in writing to be bound by all the terms of this Agreement. In such case, the Affiliate of Siemens shall be entitled to enforce as against CTI, Group, CPS and Management all of the terms and conditions of this Agreement to the same extent as this Agreement could be enforced by Siemens, but Siemens shall remain bound by the terms of this Agreement, and the Affiliate of CTI shall be entitled to enforce as against Siemens all of the terms and conditions of this Agreement to the same extent as this Agreement could be enforced by CTI or Management, but CTI and Management shall remain bound by the terms of this Agreement.

22.3 Entire Agreement; Amendment. This Agreement and the exhibits hereto set forth the entire understanding between the parties with respect to their respective subject matters. They may not be modified, amended, altered or supplemented and no provision may be waived except by a written agreement signed by the parties thereto which shall be authorized by all necessary corporate action of each party.

22.4     Survival of Representations, Warranties and Covenants; Indemnification.

         (a) All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement and the purchase and sale of the Group Common Stock provided for hereunder.

         (b) If the Closing occurs, each of CTI and Management, on the one hand, and Siemens, on the other hand, shall indemnify and hold the others and Group harmless from and against all Damages arising from or in connection with:

                  (1) any misrepresentation or breach of any warranty made by it herein or in any Exhibit delivered by it at the Closing pursuant hereto or attached hereto;

                  (2) any breach or non-fulfillment of any covenant or agreement required to be performed by it hereunder or thereunder; and

                  (3) any and all actions, suits, investigations, proceedings, demands, assessments, judgments, costs and legal and other expenses incidental to any of the foregoing;

                  provided, however, that CTI and Management shall each be obligated to indemnify and hold harmless Siemens in connection with their own respective misrepresentations, breach or non-fulfillment only; it is not intended that CTI or Management be responsible for the other's misrepresentations, breach or non-fulfillment. Notwithstanding anything to the contrary herein, none of CTI, Management or Siemens shall be required so to indemnify and hold harmless with respect to the first U.S. $50,000 in Damages in the aggregate for which it is liable under this section. In determining the amount of Damages for purposes of this Section, (y) notwithstanding anything to the contrary herein, neither Siemens nor Management or the Non-Siemens Group Shareholders shall have any liability for indemnification hereunder with respect to any claim resulting from the events described in this section of which the indemnifying party is unaware unless a notice of claim, in reasonable detail, with respect thereto shall have been given to the indemnifying party with sufficient promptness after the indemnified party becomes aware of the relevant facts pertaining to such claim that the indemnifying party's ability to minimize or eliminate such Damages has not been materially adversely affected by delay; and (z) no Damages shall be deemed sustained to the extent that such Damages are covered by insurance for the benefit of the indemnified party.

         (c) Procedure -- Each indemnified party shall give notice to the indemnifying party of any claim hereunder with reasonable promptness after obtaining knowledge thereof, including, without limitation, any third party claim against the indemnified party or Group which might give rise to a claim against the indemnifying party hereunder, stating the nature and basis of such claim and the amount thereof, in reasonable detail, to the extent then known by the indemnified party. The indemnified party shall keep the indemnifying party fully informed, use all reasonable efforts to defend such claim or litigation and present any defense reasonably suggested by the indemnifying party or its counsel. The indemnifying party shall have the right to participate in such third-party claim or litigation by counsel and accountants, at its own expense, and, upon notice to the indemnified party, to assume, at its own expense, the defense or prosecution thereof, as the case may be, with counsel approved by the indemnified party (which approval shall not be unreasonably withheld). If the indemnifying party assumes such defense or prosecution, it shall have no liability for any legal or other expenses subsequently incurred by the indemnified party in connection with such proceeding other than the reasonable costs of investigation and cooperation with the indemnifying party in such defense or prosecution, but it shall thereafter indemnify and hold the other, the other's Affiliates and Group harmless from all Damages with respect to such claim or litigation. The indemnified party shall not make, or offer to make, any settlement of any claim or litigation which might give rise to a right of indemnification from the indemnifying party, without the consent of such indemnifying party, which consent shall not be unreasonably withheld.

22.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by personal delivery, cable, telegram or telex, or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

            If to Group:        CTI Group, Inc.
                                810 Innovation Drive
                                Knoxville, Tennessee 37932
                                Attention:  Terry D. Douglass

                                with a copy to:

                                Dennis R. McClane, Esq.
                                Baker, Worthington, Crossley, Stansberry & Woolf
                                            530 Gay Street, S.W.
                                            P.O. Box 1792
                                            Knoxville, Tennessee 37901

            If to Siemens, to:  Siemens Gammasonics, Inc.
                                2000 Nuclear Drive
                                Des Plaines, Illinois 60818
                                Attention:  President

                                with a copy to:

                                General Counsel
                                Siemens Capital Corporation
                                767 Fifth Avenue
                                New York, New York 10153

         or to such other address as either party may have furnished to the other in writing in accordance herewith.

22.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Tennessee.

22.7 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. The headings contained in this Agreement are solely for the convenience of the parties, and are not intended to and do not limit, construe or modify any of the terms and conditions hereof.

22.8     Confidential Information.

         (a) Subject to (b) below, whether or not the Closing occurs, (1) CTI and Management shall, and shall cause Group and CPS to keep confidential and not disclose to any Person (other than, with appropriate undertakings of confidentiality, its employees, attorneys, accountants and other advisers) or use (except in connection with the transactions contemplated hereby) all confidential information relating to the Siemens Businesses, and (2) Siemens shall, and shall cause its Affiliates to, keep confidential and not disclose to any Person (other than, with appropriate undertakings of confidentiality, its employees, attorneys, accountants and other advisers) or use (except in connection with the transactions contemplated hereby) all confidential information relating to the Group Businesses, in either case obtained by them from the other pursuant to or in preparation for this Agreement.

         (b) Section 22.8(a) shall not be violated by disclosure pursuant to court order or as otherwise required by law or in connection with a Governmental Body investigation, provided that the CTI, Management or Siemens, as the case may be, gives the other notice of such required disclosure of the other's confidential information and cooperates as such other may reasonably request in contesting such required disclosure. The obligations imposed by Section 22.8(a) shall not apply, or shall cease to apply, to any such confidential information when, and to the extent that, such confidential information:

                  (1) Was known (on a non-confidential basis) to the party (or any Affiliate thereof) receiving the confidential information at the time of such receipt; or

                  (2) Was, or becomes through no breach of such recipient's obligations hereunder, known to the public either before or after such receipt; or

                  (3) Becomes known (on a non-confidential basis) to the recipient (or any Affiliate thereof) from sources other than the party providing such confidential information under circumstances not involving any breach of any confidentiality obligation between such source and the party providing such confidential information; or

                  (4) Is independently developed by the recipient (or any Affiliate thereof).

         (c) If the transactions contemplated by this Agreement are not consummated, (1) upon the request of Siemens, Management shall, and shall cause Group and any Affiliates of Group to, return promptly any written materials that they have received from Siemens, its Affiliates or their representatives in connection with this Agreement or the transactions contemplated hereby, together with any copies of such materials made by them, and (2) upon the request of Management, Siemens shall, and shall cause its Affiliates to, return promptly any written materials that they have received from Siemens, the Siemens Affiliates or their representatives in connection with this Agreement or the transactions contemplated hereby, together with any copies of such materials made by them. Management and Siemens shall, and shall cause their respective Affiliates to, use their best efforts to cause their respective Affiliates, employees, attorneys, accountants and advisers to whom information is disclosed pursuant to this Section 22.8(c) to comply with its provisions.

         (d) For purposes of this Section 22.8 only, the terms "Siemens Businesses" and "Group Businesses" shall mean all business activities of Siemens and its Affiliates and all business activities of Group and its Affiliates, respectively, and the business of CPS in each case.

22.9 Publicity. The parties agree that no publicity, release or other public announcement concerning the transactions contemplated by this Agreement shall be issued by any party without the advance approval of both the form and substance of the same by the other parties and their counsel, which approval, in the case of any publicity, release or other public announcement required by applicable law, shall not be. unreasonably withheld or delayed.

22.10 Invalidity. If any one or more of the provisions or any part thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the remaining provisions or parts thereof of this Agreement and this Agreement shall be construed in such a way and to the extent permitted by law to give effect to the intent of such provision or part thereof.

22.11 Waiver. The failure of any party to exercise any of its rights hereunder or to enforce any of the terms or conditions of this Agreement on any occasion shall not constitute or be deemed a waiver of that party's rights thereafter to exercise any rights hereunder or to enforce each and every term and condition of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:                                     CTI GROUP, INC.


         /s/ Michael C. Crabtree            By:      /s/ Terry D. Douglass
-------------------------------------          ---------------------------------
Title:  Vice President                          Terry D. Douglass
                                                President

ATTEST:                                     CTI PET SYSTEMS, INC.


         /s/ Michael C. Crabtree            By:      /s/ Terry D. Douglass
-------------------------------------          ---------------------------------
Title:  Vice President                           Title:  President

Witness:

         /s/ Mary Lou Marks                          /s/ Terry D. Douglass
-------------------------------------          ---------------------------------
                                                  Dr. Terry D. Douglass
Witness:

         /s/ Mary Lou Marks                          /s/ Ronald Nutt
-------------------------------------          ---------------------------------
                                                     Dr. Ronald Nutt

Witness:

         /s/ Mary Lou Marks                          /s/ Michael C. Crabtree
-------------------------------------          ---------------------------------
                                                     Michael C. Crabtree
Witness:

         /s/ Mary Lou Marks                          /s/ J. Kelly Milam
-------------------------------------          ---------------------------------
                                                     J. Kelly Milam


ATTEST:                                     SIEMENS GAMMASONICS, INC.


                                            By:
-------------------------------------          ---------------------------------
Title:                                      Title:
      -------------------------------             ------------------------------